As filed with the Securities and Exchange Commission on June 28, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mobile Mini, Inc.

(as Issuer)

(Exact name of registrant as specified in its charter)

and

the Additional Registrants Listed on Schedule A below

Delaware	3443	86-0748362
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4646 E. Van Buren Street, Suite 400

Phoenix, Arizona 85008

(480) 894-6311

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher J. Miner, Esq.

Senior Vice President and General Counsel

Mobile Mini, Inc.

4646 E. Van Buren Street, Suite 400

Phoenix, Arizona 85008

(480) 894-6311

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Gregory R. Hall, Esq.

DLA Piper LLP (US)

2525 East Camelback Road, Suite 1000

Phoenix, Arizona 85016

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
5 7/8% Senior Notes Due 2024	$250,000,000	100%	$250,000,000	$25,175
Guarantees of 5 7/8% Senior Notes Due 2024 (2)	—	—	—	— (3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(2)	See Schedule A to this cover page for a list of additional registrants, including the guarantors.
(3)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Additional Registrants

Exact Name of Additional Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number	Address, including Zip Code, and Telephone Number, including Area Code, of Additional Registrants’ Principal Executive Offices
Mobile Storage Group, Inc.	Delaware	3443	20-0751031	(1)

Mobile Mini, LLC	Delaware	3443	80-0291431	(1)

Mobile Mini Finance, LLC	Delaware	3443	46-1829298	(1)

Evergreen Tank Solutions, Inc.	Delaware	3443	87-0795847	(1)

Gulf Tanks Holdings, Inc.	Delaware	3443	87-0795849	(1)

Sbox Storage, LLC	Delaware	3443	80-0846502	(1)

Mobile Mini I, Inc.	Arizona	3443	86-0748363	(1)

Mobile Mini Dealer, Inc.	Arizona	3443	86-0682170	(1)

Water Movers, Inc.	Arizona	3443	75-2982029	(1)

Water Movers Contracting, LLC	Arizona	3443	27-1603583	(1)

MSG MMI (Texas) L.P.	Texas	3443	68-0523782	(1)

MSG Investments, Inc.	California	3443	52-2352413	(1)

Mobile Mini, LLC	California	3443	26-3615875	(1)

A Better Mobile Storage Company	California	3443	72-1536506	(1)

A Royal Wolf Portable Storage, Inc.	California	3443	94-3043884	(1)

Temporary Mobile Storage, Inc.	California	3443	94-3151288	(1)

(1)	4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008, Telephone: (480) 894-6311.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 28, 2016

PRELIMINARY PROSPECTUS

Exchange Offer for

$250,000,000 5 7/8% Senior Notes due 2024

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $250,000,000 aggregate principal amount of our 5 7/8% Senior Notes due 2024, and the guarantees thereof, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), which we refer to as the “exchange notes,” for an equal aggregate principal amount of our currently outstanding 5 7/8% Senior Notes due 2024, and the guarantees thereof, that were issued on May 9, 2016, which we refer to as the “old notes.” We refer to the old notes and the exchange notes collectively as the “notes.”

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON             , 2016, UNLESS EXTENDED.

The material terms of the exchange offer are summarized below and are more fully described in this prospectus.

MATERIAL TERMS OF THE EXCHANGE OFFER

•	The terms of the exchange notes are substantially identical to those of the old notes except that the exchange notes are registered under the Securities Act, and the transfer restrictions, registration rights and rights to additional interest applicable to the old notes do not apply to the exchange notes.

•	We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of old notes for exchange notes should not be a taxable event for U.S. federal income tax purposes.

•	There is no public market for the exchange notes. We have not applied, and do not intend to apply, for listing of the exchange notes on any national securities exchange or automated quotation system.

See “Risk Factors” beginning on page 10 of this prospectus for a discussion of certain risks that you should consider carefully before participating in the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as amended or supplemented, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed that for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resales. See “Plan of Distribution.”

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2016

We have not authorized anyone to give you any information or to make any representations about us or the exchange offer other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the U.S. Securities and Exchange Commission, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. You may obtain information incorporated by reference, at no cost, by writing or telephoning to the address and telephone set forth below. We will provide, without charge, upon written or oral request, copies of any or all of the documents incorporated by reference into this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference therein). You should direct requests for documents to:

Mobile Mini, Inc.

4646 E. Van Buren Street, Suite 400

Phoenix, Arizona 85008

Telephone: (480) 894-6311

In order to obtain timely delivery of any copies of filings requested, please write or call us no later than            , 2016, which is five business days before the expiration date of the exchange offer. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” on page ii.

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have also filed with the SEC a registration statement on Form S-4, which you can access on the SEC’s Internet site at http://www.sec.gov, to register the exchange notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may also obtain certain of these documents on our Internet site at http://www.mobilemini.com. Our web site and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus incorporates by reference important business and financial information about our company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus that is modified or superseded by subsequently filed materials shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents set forth below that we have previously filed with the SEC, including all exhibits thereto, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and on or after the date of this prospectus and prior to the termination of the exchange offer (excluding any Current Reports on Form 8-K, or portions thereof, to the extent disclosure is furnished and not filed, except as otherwise provided herein):

•	our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 5, 2016, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2016 Annual Meeting of Stockholders;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed with the SEC on April 28, 2016; and

•	our Current Reports on Form 8-K filed with the SEC on January 14, 2016, March 14, 2016, May 2, 2016, and May 10, 2016.

You can obtain any of the documents incorporated by reference into this prospectus from the SEC’s web site at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning to the address and telephone set forth on page i of this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus, including all documents incorporated by reference, contain “forward-looking” statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. From time to time, we also provide forward-looking statements in other materials we release to the public, as well as oral forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “estimate,” “project,” “may,” “should,” “will,” “likely,” “will continue,” “future,” “plan,” “target,” “goal,” “observe,” “seek,” “strategy” and other words and terms of similar meaning. The forward-looking statements in this prospectus reflect our current views with respect to future events and financial performance.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to certain risks and uncertainties, many of which are beyond our control. The following factors, among others, could cause actual results to differ materially from those expressed or implied in the forward looking statements:

•	an economic slowdown in the U.S. and/or the U.K. that affects any significant portion of our customer base, or the geographic regions where we operate in those countries;

•	our ability to manage growth at existing or new locations;

•	our ability to obtain borrowings under our senior secured revolving credit facility (“revolving credit facility”) or additional debt or equity financings on acceptable terms;

•	changes in the supply and price of new and used products we lease;

•	our ability to increase revenue and control operating costs;

•	our ability to raise or maintain rental rates;

•	our ability to leverage and protect our information technology systems;

•	our ability to protect our patents and other intellectual property;

•	currency exchange and interest rate fluctuations;

•	governmental laws and regulations affecting domestic and foreign operations, including tax obligations, and labor laws;

•	changes in the supply and cost of the raw materials we use in refurbishing or remanufacturing storage units;

•	competitive developments affecting our industry, including pricing pressures;

•	the timing, effectiveness and number of new markets we enter;

•	our ability to cross-sell our portable storage and specialty containment products;

•	our ability to integrate recent acquisitions;

•	our ability to achieve the expected benefits of the divestiture of the wood mobile offices;

•	our ability to implement our new scalable enterprise resource platform;

•	changes in generally accepted accounting principles;

•	changes in local zoning laws affecting either our ability to operate in certain areas or our customers’ ability to use our products;

•	any changes in business, political and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world and related U.S. military action overseas;

•	our ability to utilize our deferred tax assets; and

•	the risks, uncertainties and other factors relating to indebtedness generally and the unsecured notes in particular, as discussed further under “Risk Factors—Risks Related to Our Indebtedness and the Exchange Notes” and “Risk Factors—Risks Related to the Exchange Offer.”

In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact transpire or prove to be accurate. Readers are cautioned to consider the specific risk factors described herein and in the section of this prospectus entitled “Risk Factors,” and not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof.

We undertake no obligation to update or publicly revise any forward-looking statement whether as a result of new information, future developments or otherwise. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. You are advised, however, to consult any further disclosures we make on related subjects in our reports and other filings with the SEC.

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. You should read the entire prospectus carefully, paying particular attention to the matters discussed under the caption “Risk Factors,” as well as the information incorporated by reference (including our consolidated financial statements and accompanying notes) and complete your own examination of us and the terms of the exchange offer and the exchange notes before making an investment decision. Unless otherwise indicated, the terms “Mobile Mini,” the “Company,” “we,” “us,” “our” and words of similar import refer to Mobile Mini, Inc. and its subsidiaries on a consolidated basis.

Company Overview

We believe we are the world’s largest provider of portable storage solutions, and are committed to providing our customers with superior service and access to a high-quality and diverse fleet. Through our wholly owned subsidiary, Evergreen Tank Solutions, Inc. (“ETS”), we are also a leading provider of specialty containment solutions in the U.S. Our mission is to uphold our market leading positions in portable storage solutions to customers throughout North America and the U.K. and become the leading provider of choice for specialty containment products in the U.S.

In managing our business, we focus on renting rather than selling our units, with rental revenues representing approximately 93.2% and 94.2% of our total revenues for the year ended December 31, 2015 and the three months ended March 31, 2016, respectively. We believe this strategy provides us with predictable, recurring revenue. Additionally, our assets have long useful lives, are low maintenance and generally maintain their value throughout their useful lives. We also sell new and used units and provide delivery, installation and other ancillary products and value-added services.

Our business is comprised primarily of two product categories:

Portable Storage Solutions. This category consists of our container and ground level office product offerings. We offer a wide range of portable storage products in varying lengths and widths, with an assortment of differentiated features such as patented locking systems, premium doors, electrical wiring and shelving. Our portable storage units provide secure, accessible storage for a diversified client base of approximately 83,000 customers across various industries, including retail and consumer services, construction, industrial, commercial and governmental. As of March 31, 2016, we offered our portable storage fleet of approximately 206,100 units to our customers who use these products for a wide variety of storage applications, including retail and manufacturing inventory, maintenance supplies, construction materials and equipment, documents and records, household goods, and as portable offices.

Specialty Containment Solutions. Our specialty containment products consist primarily of liquid and solid containment units, pumps and filtration equipment. Additionally, we provide an offering to our customers of value-added services designed to enhance the efficiency of managing liquid and solid waste. The client base for our specialty containment products includes customers in specialty industries, including chemical, refinery, oil and natural gas drilling, mining and environmental.

As of March 31, 2016, our network of locations included 130 portable storage locations, 18 specialty containment locations and 11 combined locations. Included in our portable storage network are 16 locations in the U.K., where we are a leading provider and two in Canada. Our portable storage fleet consists of approximately 206,100 units and our specialty containment business has a fleet of approximately 11,900 units.

Recent Transactions

On December 10, 2014, we completed the acquisition of ETS, which we refer to as the “ETS Acquisition.” ETS is the third largest provider of specialty containment solutions in the U.S. and the leading provider in the Gulf Coast. ETS operates as a separate subsidiary under the ETS name, as does its wholly owned subsidiary, Water Movers, Inc., which primarily offers specialty pump equipment and related services. Like Mobile Mini, ETS rents long-lived assets with low maintenance requirements. The ETS Acquisition expands Mobile Mini’s product lines and provides significant cross-selling and expansion opportunities as well as modest costs synergies.

On May 15, 2015, we completed the divestiture of our fleet of approximately 9,400 wood mobile office units within our North American portable storage segment for a cash price of $92.0 million, less associated assumed liabilities of approximately $6.8 million. Our business strategy is to invest in high return, low maintenance, long-lived assets. Wood mobile offices require more maintenance and upkeep than Mobile Mini’s steel containers and steel ground level offices, resulting in lower margins as compared to our other portable storage products, and our specialty containment products.

Recent Developments

On May 9, 2016, we used the net proceeds from the sale of the old notes to pre-fund the redemption of our outstanding 7 7/8% Senior Notes due 2020 (the “2020 Notes”) and satisfy and discharge our obligations under the indenture, dated as of November 23, 2010, by and among the Company, the subsidiary guarantors named therein, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent (the “2010 Indenture”).

On June 8, 2016 (the “Redemption Date”), the 2020 Notes were redeemed at a redemption price of 103.938% of the principal amount thereof plus accrued and unpaid interest to, but not including, the Redemption Date in accordance with the provisions of the 2010 Indenture.

Corporate Information

Our principal executive offices are located at 4646 East Van Buren Street, Suite 400, Phoenix, Arizona 85008, and our telephone number is (480) 894-6311. For more information regarding Mobile Mini, see “Where You Can Find More Information” on page ii.

The Exchange Offer

The following is a brief summary of certain material terms of the exchange offer. For a more complete description of the terms of the exchange offer, see “The Exchange Offer” in this prospectus.

Background

On May 9, 2016, we issued $250,000,000 aggregate principal amount of our 5 7/8% Senior Notes due 2024, or the old notes, to Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Barclays Capital Inc., BNP Paribas Securities Corp., BBVA Securities Inc., and Mitsubishi UFJ Securities (USA), Inc., as the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers then sold the old notes to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States in reliance on Regulation S under the Securities Act. Because the old notes have been sold in reliance on exemptions from registration, the old notes are subject to transfer restrictions.

In connection with the issuance of the old notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, among other things, to register the exchange notes and to deliver this prospectus and to complete an exchange offer for the old notes.

The Exchange Offer	We are offering to exchange up to $250,000,000 aggregate principal amount of our 5 7/8% Senior Notes due 2024, or the exchange notes, for an equal aggregate principal amount of old notes. The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the exchange notes have been registered under the Securities Act and do not contain transfer restrictions, registration rights or additional interest provisions. You should read the discussion set forth under “Description of the Exchange Notes” for further information regarding the exchange notes. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged. We will issue and deliver the exchange notes promptly after the expiration of the exchange offer.

Resale of the Exchange Notes

Based on interpretations by the staff (“Staff”) of the SEC, as detailed in a series of no-action letters issued to third parties unrelated to us, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

	•	you, or the person or entity receiving the exchange notes, acquire the exchange notes in the ordinary course of business;

	•	neither you nor any such person or entity receiving the exchange notes is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

	•	neither you nor any such person or entity receiving the exchange notes has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

	•	neither you nor any such person or entity receiving the exchange notes is an “affiliate” of Mobile Mini, as that term is defined in Rule 405 under the Securities Act;

	•	neither you nor any such person or entity receiving the exchange notes is prohibited by any law or policy of the SEC from participating in the exchange offer; and

• you are not acting on behalf of any person or entity that could not truthfully make these representations.

If you are a broker-dealer and you will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers. Any holder of old notes, including any broker-dealer, who:

• is our affiliate;

• does not acquire the exchange notes in the ordinary course of business; or

• tenders in the exchange offers with the intention to participate, or for the purpose of participating, in a distribution of the exchange notes cannot rely on the position the Staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

We have not submitted a no-action letter to the SEC and there can be no assurance that the SEC would make a similar determination with respect to the exchange offer. If you do not meet the conditions described above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. If you fail to comply with these requirements you may incur liabilities under the Securities Act, and we will not indemnify you for such liabilities.

Expiration Date	5:00 p.m., New York City time, on , 2016, unless, in our sole discretion, we extend or terminate the exchange offer.

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available, or you cannot deliver your old notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) for transfer of book-entry interests prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of Old Notes and Delivery of Exchange Notes	Subject to customary conditions, we will accept outstanding old notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered as promptly as practicable following the expiration date.

Withdrawal Rights	You may withdraw tendered old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer—Terms of the Exchange Offer.”

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, including our determination that the exchange offer does not violate any law, statute, rule, regulation or interpretation by the Staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes

If you wish to participate in the exchange offer, you must follow the procedures established by DTC for tendering unregistered notes held in book-entry form. These procedures require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “Agent’s Message” that is transmitted through DTC’s ATOP, and (ii) DTC confirms that:

• DTC has received your instructions to exchange your unregistered notes; and

• you agree to be bound by the terms of the letter of transmittal.

For more information on tendering your unregistered notes, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Old Notes.”

Consequences of Failure to Exchange	Any old notes not accepted for exchange for any reason will be credited to an account maintained at DTC promptly after the expiration or termination of the exchange offer. Old notes that are not tendered, or that are tendered but not accepted, will be subject to their existing transfer restrictions. We will have no further obligation, except under limited circumstances, to provide for registration under the Securities Act of the old notes. The liquidity of the old notes could be adversely affected by the exchange offer. See “Risk Factors—Risks Related to the Exchange Offer—If you do not properly tender your old notes, your ability to transfer such outstanding notes will be adversely affected.”

Taxation	The exchange of old notes for exchange notes by tendering holders should not be a taxable event for U.S. federal income tax purposes. For more details, see “Material U.S. Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. For more details, see “Use of Proceeds.”

Exchange Agent	Deutsche Bank Trust Company Americas is serving as the exchange agent in connection with the exchange offer. The address, telephone number and facsimile number of the exchange agent are listed under “The Exchange Offer—Exchange Agent.”

Risk Factors	An investment in the exchange notes involves substantial risk. See “Risk Factors” for a description of certain of the risks you should consider before investing in the exchange notes.

Terms of the Exchange Notes

The following is a brief summary of certain material terms of the exchange notes. For more complete information about the exchange notes, see “Description of the Exchange Notes” in this prospectus.

Issuer	Mobile Mini, Inc.

Notes Offered	$250,000,000 principal amount of 5 7/8% Senior Notes due 2024.

Maturity Date	July 1, 2024.

Interest Rate	5.875% per year (calculated using a 360-day year).

Interest Payment Dates	Each January 1 and July 1, beginning on January 1, 2017. Interest will accrue from May 9, 2016, the issue date of the old notes.

Ranking

The exchange notes and the guarantees will be our and our subsidiary guarantors’ unsecured senior obligations and will rank equally with all of our and our subsidiary guarantors’ existing and future senior unsecured debt and senior to any future subordinated debt. The exchange notes and the guarantees offered hereby will be effectively subordinated to any of our and the guarantors’ secured debt to the extent of the value of the assets securing that debt, including debt under our revolving credit facility. The exchange notes will be structurally subordinated to all of the liabilities of our foreign subsidiaries, which do not guarantee the exchange notes.

As of March 31, 2016, on a pro forma basis as if the offering of the old notes and the redemption of the 2020 Notes had occurred on such date, the Company would have had approximately $678.1 million of senior secured debt and an additional $359.9 million available to be borrowed under our revolving credit facility based upon the most restrictive of our covenants, all of which would be guaranteed by the guarantors under the old notes and would be effectively senior to the old notes. As of March 31, 2016, our non-guarantor subsidiaries had approximately $32.1 million of outstanding liabilities, including trade payables, but excluding intercompany obligations.

Guarantees

Certain of our existing and future domestic subsidiaries will unconditionally guarantee the exchange notes on a senior unsecured basis. The exchange notes will not be guaranteed by any of our foreign subsidiaries. The guarantees may be released under certain circumstances.

The non-guarantor subsidiaries represented 17.4% and 17.2% of our consolidated revenue and 16.7% and 16.8% of our consolidated adjusted EBITDA for the fiscal year ended December 31, 2015 and the three months ended March 31, 2016, respectively. In addition, these non-guarantor subsidiaries represented 13.6% and 13.5% of our assets as of December 31, 2015 and March 31, 2016, respectively.

Optional Redemption	At any time before July 1, 2019, we may redeem some or all of the exchange notes at a price equal to 100% of their principal amount, plus the make whole premium described under “Description of the Exchange Notes” section under the heading “Redemption—Optional Redemption” plus accrued and unpaid interest to the date of redemption. In addition, on or after July 1, 2019, we may redeem some or all of the exchange notes at the redemption prices listed in the “Description of the Exchange Notes” section under the heading “Redemption—Optional Redemption,” plus accrued and unpaid interest to the date of redemption.

Optional Redemption After Equity Offerings	At any time and from time to time before July 1, 2019, we can choose to redeem up to 35% of the outstanding notes with money that we raise in one or more equity offerings, as long as:

	•	we pay 105.875% of the face amount of the exchange notes, plus interest;

	•	we redeem the exchange notes within 90 days of completing the equity offering; and

	•	at least 65% of the aggregate principal amount of notes originally issued remains outstanding afterwards.

Change of Control Offer	If a change of control of Mobile Mini occurs, we must give holders of the exchange notes the opportunity to sell us their notes at 101% of their face amount, plus accrued interest. Our ability to purchase the exchange notes upon a change of control may be limited by the terms of our revolving credit facility. We cannot assure you that we will have the financial resources to purchase the exchange notes in such circumstances. See “Description of the Exchange Notes—Change of Control.”

Asset Sale Proceeds	If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay debt under our revolving credit facility or make an offer to purchase a principal amount of the exchange notes equal to the excess net cash proceeds. The purchase price of the exchange notes will be 100% of their principal amount, plus accrued interest.

Covenants	The indenture that will govern the exchange notes contains covenants that, among other things, limit our and our subsidiaries’ ability to:

	•	incur additional debt;

	•	pay dividends or distributions on our capital stock or repurchase our capital stock;

	•	issue preferred stock of subsidiaries;

	•	make certain investments;

	•	create liens on our assets to secure debt;

	•	designate certain of our subsidiaries as unrestricted;

	•	enter into transactions with affiliates;

	•	merge or consolidate with another company; and

	•	transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Exchange Notes—Certain Covenants.”

DTC Eligibility	The exchange notes will be issued in book-entry form and will be represented by a permanent global security deposited with a custodian for and registered in the name of the nominee of DTC in New York, New York. Beneficial interests in the global security will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interests may not be exchanged for certificated securities, except in limited circumstances. See “Book-Entry, Delivery and Form.”

Absence of Established Market for the Exchange Notes	The exchange notes are a new issue of securities, and currently there is no market for the exchange notes. We do not intend to apply for the exchange notes to be listed on any securities exchange, or to arrange for any quotation system to quote them. Accordingly, we cannot assure you that liquid markets will develop for the exchange notes.

Risk Factors	An investment in the exchange notes involves substantial risk. See “Risk Factors” for a description of certain of the risks you should consider before investing in the exchange notes.

Trustee	Deutsche Bank Trust Company Americas.

RATIO OF EARNINGS TO FIXED CHARGES

The following table is qualified by the more detailed information appearing in the computation table found in Exhibit 12.1 to the registration statement of which this prospectus is a part and the historical financial statements, including the notes to those financial statements, incorporated by reference in this prospectus:

	Year Ended December 31,										Three Months Ended March 31,
	2011		2012		2013		2014		2015		2016
Ratio of earnings to fixed charges (1)	2.0	x	2.3	x	2.2	x	3.2	x	1.0	x	2.9	x

(1)	For the purposes of determining the ratio of earnings to fixed charges, “earnings” consist of income before provision for income taxes and fixed charges. “Fixed charges” consist of interest expense, which includes the amortization of deferred debt issuance costs and the interest portion of our rent expense. Interest expense excludes debt restructuring/extinguishment expenses and deferred financing costs write-offs.

RISK FACTORS

In considering whether to purchase the exchange notes offered hereby, you should understand the high degree of risk involved. You should carefully consider the risk factors and other information contained in this prospectus and the risk factors and other information incorporated by reference under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, as well as the other information incorporated by reference into this prospectus as such risk factors and other information may be updated from time to time by our subsequent reports and other filings under the Exchange Act. See “Incorporation of Certain Information By Reference.”

In addition to the risk factors relating to our business, the industries in which we operate and other matters included under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and, to the extent applicable, any subsequently filed reports, you should carefully consider the following risk factors related to the unsecured notes, which, except as otherwise indicated, are generally applicable to the old notes as well as the exchange notes. Any of these risks could materially and adversely affect our business, results of operations, cash flows or financial condition. The risks described below and incorporated by reference herein are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition or results of operations.

Risks Related to Our Indebtedness and the Exchange Notes

We operate with a high amount of debt and we may incur significant additional indebtedness.

Our operations are capital intensive, and we operate with a high amount of debt relative to our size. As of March 31, 2016, on a pro forma basis as if the offering of the old notes and the redemption of the 2020 Notes had occurred on such date, the Company would have had approximately $678.1 million in senior secured indebtedness and $250.0 million in senior unsecured indebtedness, consisting of the old notes. Our substantial indebtedness could have adverse consequences. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which could reduce the availability of our cash flow to fund future working capital, pay dividends, capital expenditures, acquisitions and other general corporate purposes;

•	make it more difficult for us to satisfy our obligations with respect to the notes, including the exchange notes;

•	expose us to the risk of increased interest rates because certain of our borrowings are at variable rates of interest;

•	require us to sell assets to reduce indebtedness or influence our decisions about whether to do so;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•	restrict us from making strategic acquisitions or pursuing business opportunities; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

Your right to receive payments on the exchange notes is effectively junior to those creditors who have a security interest in our assets.

Our obligations under the exchange notes and our guarantors’ obligations under their guarantees of the exchange notes are unsecured. If we are declared bankrupt or insolvent, or if we default under any of our secured indebtedness, including our revolving credit facility, the lenders or the trustee for the notes, including the exchange notes, could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, such secured creditors could foreclose on the pledged assets to the exclusion of holders of the exchange notes, even if an event of default exists under the indenture under which the exchange notes will be issued at such time. Furthermore, if such secured creditors foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, including the exchange notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the exchange notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

As of March 31, 2016, on a pro forma basis as if the offering of the old notes and the redemption of the 2020 Notes had occurred on such date, the Company would have had approximately $678.1 million of senior secured indebtedness outstanding and approximately $359.9 million of additional borrowing availability based upon the most restrictive covenant governing our revolving credit facility, net of outstanding letters of credit obligations of approximately $4.2 million. Under specified circumstances, the instruments governing our debt, including the indenture governing the notes and the credit agreement governing our revolving credit facility, will permit us to issue additional secured debt.

Covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions.

Our revolving credit facility requires us, under certain limited circumstances, to maintain certain financial ratios and limits our ability to make capital expenditures. These covenants and ratios could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. The breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness. Any future debt could also contain financial and other covenants more restrictive than those that will be imposed under the indenture governing the notes, including the exchange notes, and our revolving credit facility.

The indenture governing the notes, including the exchange notes, contains various covenants that limit our discretion in operating our business. In particular, we are limited in our ability to merge, consolidate or transfer substantially all of our assets, issue preferred stock of subsidiaries and create liens on our assets to secure debt. In addition, if there is a default, and we do not maintain borrowing availability in excess of certain pre-determined levels, we may be unable to incur additional indebtedness, make restricted payments (including paying cash dividends on our capital stock) and redeem or repurchase our capital stock. The indenture governing the notes, including the exchange notes, does not contain financial maintenance covenants and the financial maintenance covenants under our revolving credit facility are not applicable unless we fall below specific borrowing availability levels.

A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under our other debt instruments. Upon the occurrence of an event of default under our revolving credit facility or any other debt instrument, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under our current or future indebtedness accelerate the payment of the indebtedness, we cannot assure you that our assets or cash flow would be sufficient to repay in full our outstanding indebtedness, including the exchange notes.

The amount we can borrow under our revolving credit facility will depend in part on the value of our rental fleet. If the value of our rental fleet declines under appraisals our lenders receive, the amount we can borrow will similarly decline. We will be required to satisfy several covenants with our lenders that are affected by changes in the value of our rental fleet. We would be in breach of certain of these covenants if the value of our rental fleet drops below specified levels. If this happens, we may not be able to borrow the amounts we need to expand our business, and we may be forced to liquidate a portion of our existing fleet.

Federal and state fraudulent transfer laws may permit a court to void the exchange notes and the guarantees, and, if that occurs, you may not receive any payments on the exchange notes.

The issuance of the exchange notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the exchange notes or a guarantee, and, in the case of (2) only, one of the following is also true:

•	we or any of our guarantors were or was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the exchange notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the exchange notes or such guarantee or further subordinate the exchange notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the exchange notes to repay any amounts received with respect to the exchange notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the exchange notes. Further, the voidance of the exchange notes could result in an event of default with respect to our other debt and that of our subsidiaries that could result in acceleration of such debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, were greater than the fair salable value of all its assets; or

•	the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the exchange notes and the guarantees would not be subordinated to our or any guarantor’s other debt. If any other subsidiary of ours guarantees the exchange notes in the future, such guarantee will become subject to the same risks described above.

If any of the guarantees were legally challenged, such challenged guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the exchange notes.

We may be unable to repurchase the exchange notes upon a change of control.

In the event of a “change of control” (as defined in the indenture for the exchange notes), we must offer to purchase the exchange notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the Exchange Notes—Change of Control.” In the event that we are required to make such offer with respect to the exchange notes, there can be no assurance that we would have sufficient funds available to purchase any exchange notes, and we may be required to refinance the exchange notes. There can be no assurance that we would be able to accomplish a refinancing or, if a refinancing were to occur, that it would be accomplished on commercially reasonable terms.

Our revolving credit facility prohibits us from repurchasing any of the exchange notes, except under limited circumstances. Our revolving credit facility also provides that certain change of control events would constitute a default. In the event a change of control occurs at a time when we are prohibited from purchasing the exchange notes, we could seek the consent of the lenders under our revolving credit facility to purchase the exchange notes. If we did not obtain such a consent, we would remain prohibited from purchasing the exchange notes. In this case, our failure to purchase would constitute an event of default under the indenture governing the exchange notes.

We may not be able to generate sufficient cash to service all of our debt, and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our obligations under, our debt will depend on our financial and operating performance and that of our subsidiaries, which, in turn, will be subject to prevailing economic and competitive conditions and to financial and business factors, many of which may be beyond our control.

We may not maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt. Such alternative measures may not be successful and may not enable us to meet our scheduled debt service obligations. We may not be able to refinance any of our indebtedness or obtain additional financing, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The instruments governing our indebtedness restrict our ability to dispose of assets and use the proceeds from any such dispositions. We may not be able to consummate those sales, or if we do, at an opportune time, or the proceeds that we realize may not be adequate to meet debt service obligations when due.

The right to receive payment on the exchange notes and the guarantees will be structurally subordinated to the liabilities of non-guarantor subsidiaries.

Certain of our subsidiaries will not be guarantors of the exchange notes. The exchange notes are structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the exchange notes. While the indenture governing the exchange notes will limit the indebtedness and activities of these non-guarantor subsidiaries, holders of indebtedness of, and trade creditors of, non-guarantor subsidiaries, are entitled to payments of their claims from the assets of such subsidiaries before those assets are made available for distribution to us or any guarantor, as direct or indirect shareholder. Our non-guarantor subsidiaries represented 17.4% and 17.2% of our consolidated revenue and 16.7% and 16.8% of our consolidated adjusted EBITDA for the fiscal year ended December 31, 2015 and the three months ended March 31, 2016, respectively. In addition, these non-guarantor subsidiaries represented 13.6% and 13.5% of our assets and 2.9% and 2.6% of our liabilities as of December 31, 2015 and March 31, 2016, respectively. As of March 31, 2016, our non-guarantor subsidiaries had approximately $32.1 million of outstanding liabilities, including trade payables, but excluding intercompany obligations.

Accordingly, in the event that any of our non-guarantor subsidiaries becomes insolvent, liquidates or otherwise reorganizes:

•	the creditors of the guarantors (including the holders of the exchange notes) will have no right to proceed against such subsidiary’s assets; and

•	the creditors of such non-guarantor subsidiary, including trade creditors, will generally be entitled to payment in full from the sale or other disposal of assets of such subsidiary before any guarantor as direct or indirect shareholder will be entitled to receive any distributions from such subsidiary.

An active trading market may not develop for the exchange notes.

The exchange notes are new securities for which there currently is no established market, and we cannot be sure if an active trading market will develop for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or on any automated dealer quotation system. Although we have been informed by the initial purchasers that they currently intend to make a market in the exchange notes, they are not obligated to do so and any market making may be discontinued at any time without notice.

The liquidity of, and trading market for, the exchange notes may also be adversely affected by, among other things:

•	changes in the overall market for high yield securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the exchange notes;

•	the interest of securities dealers in making a market for the exchange notes; and

•	prevailing interest rates.

We face risks related to rating agency downgrades.

We expect one or more rating agencies to rate the exchange notes. If any such rating agency either assign the exchange notes a rating lower than the rating expected by the investors, reduce the rating in the future or place us on a watchlist for possible future downgrading, the market price of the exchange notes could be adversely affected, and you may not be able to resell your notes at favorable prices or at all. In addition, if the exchange notes or any of our other outstanding rated debt is subsequently downgraded or placed on a watchlist for possible future downgrading, raising capital will become more difficult, borrowing costs under future borrowings may increase and the market price of the exchange notes may decrease.

Many of the covenants in the indenture governing the exchange notes will be suspended if the exchange notes are rated investment grade by either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.

Many of the covenants in the indenture governing the exchange notes will be suspended if the exchange notes are rated investment grade by either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc., provided at such time no default under the indenture has occurred and is continuing. These covenants restrict, among other things, our ability to pay dividends, to incur debt and to enter into certain other transactions. Suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force, and these transactions will not result in an event of default if these covenants cease to be suspended.

Accordingly, if these covenants and corresponding events of default are suspended, holders of the exchange notes will have less credit protection than at the time the exchange notes are issued.

Risks Related to the Exchange Offer

If you do not properly tender your old notes, your ability to transfer such outstanding notes will be adversely affected.

We will issue exchange notes only in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your unregistered notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if your tender of old notes is not accepted because you did not tender your old notes properly, then, after consummation of the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions. After the exchange offer is consummated, if you continue to hold any unregistered notes, you may have difficulty selling them because there will be fewer unregistered notes remaining and the market for such unregistered notes, if any, will be much more limited than it is currently. In particular, the trading market for unexchanged old notes could become more limited than the existing trading market for the old notes and could cease to exist altogether due to the reduction in the amount of the old notes remaining upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of such untendered old notes.

If you are a broker-dealer or participating in a distribution of the exchange notes, you may be required to deliver prospectuses and comply with other requirements.

If you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange old notes in like principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the old notes, except that the transfer restrictions, registration rights and rights to additional interest applicable to the old notes do not apply to the exchange notes. The old notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding debt.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2016 on an actual basis and as adjusted to give effect to the offering of the old notes and the redemption of the 2020 Notes. You should read this table in conjunction with our consolidated financial statements and accompanying notes incorporated herein by reference.

	As of March 31, 2016
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$0.6	$0.6

Debt:
Revolving credit facility (1)	$672.9	$635.8
Capital leases	42.3	42.3
7 7/8% Senior Notes due 2020	200.0	—
5 7/8% Senior Notes due 2024	—	250.0

Total debt (2)	915.2	928.1
Stockholders’ equity (3)	759.1	759.1

Total capitalization	$1,674.3	$1,687.2

(1)	As of March 31, 2016, we had approximately $4.2 million in letters of credit outstanding under our revolving credit facility.
(2)	Total debt does not reflect $2.3 million of deferred financing costs.
(3)	Stockholders’ equity does not reflect the tax-effected impact of the premium paid as a result of the redemption of the 2020 Notes.

DESCRIPTION OF EXISTING INDEBTEDNESS

On December 14, 2015, we and certain of our subsidiaries entered into an Amended and Restated ABL Credit Agreement with Deutsche Bank AG, New York Branch, as administrative agent, and the other lenders party thereto (the “ABL Credit Agreement”). The ABL Credit Agreement provides for a five-year, $1.0 billion first lien senior secured revolving credit facility, a portion of which is for borrowing in U.S. Dollars (the “U.S. Subfacility”), a portion of which is for borrowing in Canadian Dollars (the “Canadian Subfacility”) and a portion of which is available for borrowing in British Pounds Sterling and Euros (the “U.K. Subfacility”). The U.S. Subfacility is subject, among other things, to the terms of a borrowing base calculated as a discount to the value of certain pledged United States and Canadian collateral; the Canadian Subfacility is subject to a similar borrowing base which includes pledged Canadian collateral; and the U.K. Subfacility is subject to a similar borrowing base which includes pledged U.K. collateral. All three borrowing bases are subject to certain reserves and caps customary for financings of this type. If at any time the aggregate amounts outstanding under any of the U.S. Subfacility, Canadian Subfacility or U.K. Subfacility exceeds the respective borrowing base then in effect, a prepayment of an amount sufficient to eliminate such excess is required to be made. The terms of our revolving credit facility provide that we are required to prepay loans with net cash proceeds from sales of debt or equity securities or asset sales, including casualty proceeds. We have the right to prepay loans under our revolving credit facility in whole or in part at any time. All amounts borrowed under the existing revolving credit facility must be repaid on or before December 14, 2020. Our revolving credit facility also provides for the issuance of irrevocable standby letters of credit by domestic lenders in amounts totaling up to $50.0 million, and by Canadian or U.K.-based lenders in amounts totaling up to $20.0 million.

Loans made under the U.S. Subfacility bear interest at a rate equal to, at our option, either (a) an average of interbank offered rates in the London Eurodollar market (“LIBOR”) plus an applicable margin (“LIBOR Loans”) or (b) the U.S. prime rate plus an applicable margin (“U.S. Base Rate Loans”). Our current margins are 1.50% for LIBOR Loans and 0.50% for U.S. Base Rate Loans. With some exceptions, we may freely convert LIBOR Loans to U.S. Base Rate Loans and vice versa. Loans made under the Canadian Subfacility bear interest equal to the Canadian prime rate plus an applicable margin. Loans made under the U.K. Subfacility denominated in Pounds Sterling bear interest at a rate equal to the LIBOR plus an applicable margin; loans denominated in Euros bear interest at a rate equal to the Euro Inter-Bank Offered Rate plus an applicable margin. The applicable margins are readjusted quarterly based upon our leverage ratio.

In addition to paying interest on outstanding principal under our revolving credit facility, we are required to pay an unused line fee to the lenders under our revolving credit facility in respect of the unutilized commitments thereunder at a rate of 0.25% per annum. We also pay customary letter of credit fees.

Ongoing extensions of credit under our revolving credit facility are subject to customary conditions, including sufficient availability under the borrowing bases. Our revolving credit facility also contains covenants that require us to, among other things, periodically furnish financial and other information to the various lenders. Our revolving credit facility contains customary negative covenants applicable to us and our subsidiaries, including negative covenants that restrict the ability of such entities to, among other things, (i) make capital expenditures in excess of defined limits, (ii) allow certain liens to attach to our or subsidiary assets, (iii) repurchase or pay dividends or make certain other restricted payments on capital stock and certain other securities, or prepay certain indebtedness, (iv) incur additional indebtedness or engage in certain other types of financing transactions, and (v) make acquisitions or other investments.

The U.S. Subfacility is guaranteed by us and all of our U.S. subsidiaries. The Canadian Subfacility and U.K. Subfacility are guaranteed by us and all our U.S. and foreign subsidiaries to the extent that such subsidiary is not a borrower under such subfacility. The U.S. Subfacility is secured by a first priority lien on substantially all assets of the U.S. borrowers and U.S. guarantors. The Canadian Subfacility and U.K. Subfacility are both secured by a first priority lien on substantially all of our assets and our U.S., Canadian and U.K. subsidiaries.

Our revolving credit facility also includes other covenants, representations, warranties, indemnities, and events of default that are customary for facilities of this type, including events of default relating to a change of control of Mobile Mini.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of the old notes with an opportunity to acquire exchange notes which, unlike the old notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the exchange notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

The old notes were originally issued and sold on May 9, 2016, the issue date, to the initial purchasers, pursuant to the purchase agreement dated May 4, 2016. The old notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act. The subsequent resale of the old notes by the initial purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The old notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuance and sale of the old notes, we entered into a registration rights agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the exchange notes for the old notes, or the exchange offer. The registration rights agreement provides that we will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of the old notes who are able to make certain representations the opportunity to exchange their old notes for exchange notes.

Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the exchange notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the exchange notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any exchange notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations).

Each holder of the old notes that exchanges such old notes for exchange notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any exchange notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Subject to the minimum denomination requirements of the exchange notes, the exchange notes are being offered in exchange for a like principal amount of old notes. Old notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000. Holders may tender all, some or none of their old notes pursuant to the exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the old notes except that (i) the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the exchange notes will not be entitled to certain rights of holders of the old notes under and related to the registration rights agreement. The exchange notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture. The exchange notes will be treated as a single class under the indenture with any old notes that remain outstanding. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

Expiration Date; Extensions; Termination; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on             , 2016. We reserve the right to extend the exchange offer at our discretion, in which event the term “expiration date” shall mean the time and date on which the exchange offer as so extended shall expire. Any such extension will be communicated to the exchange agent in writing and will be followed promptly by a press release or other permitted means which will be made no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.

We reserve the right to extend or terminate the exchange offer and not accept for exchange any old notes if any of the events set forth below under “— Conditions to the Exchange Offer” occur, and are not waived by us, by giving written notice of such delay or termination to the exchange agent. See “— Conditions to the Exchange Offer.”

We also reserve the right to amend the terms of the exchange offer in any manner; provided, however, that if we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer so that it remains open for a period of five to ten business days after such amendment is communicated to holders, depending upon the significance of the amendment.

Without limiting the manner in which we may choose to make a public announcement of any extension, termination or amendment of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of a prospectus supplement that we distribute to holders of the old notes. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release through any appropriate news agency.

Procedures for Tendering Old Notes

Because the old notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the old notes and will be the only entity that can tender your old notes for exchange notes. Therefore, to tender old notes subject to the exchange offer and to obtain exchange notes, you must instruct the institution where you keep your old notes to tender your old notes on your behalf so that they are received prior to the expiration of the exchange offer.

The letter of transmittal that accompanies this prospectus may be used by you to give such instructions.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OLD NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THE EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 P.M., NEW YORK CITY TIME, DEADLINE ON            , 2016.

You may tender all, some or none of your old notes in the exchange offer. However, your old notes may be tendered only in integral multiples of $1,000.

When you tender your old notes and we accept them, the tender will be a binding agreement between you and us in accordance with the terms and conditions in this prospectus.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered old notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

(i)	reject any and all tenders of any particular old note not properly tendered;

(ii)	refuse to accept any old note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful; and

(iii)	waive any defects or irregularities or conditions to the exchange offer as to any particular old notes before the expiration of the exchange offer.

Our reasonable interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of old notes as we will determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of old notes. If we waive any terms or conditions pursuant to (iii) above with respect to a holder of the old notes, we will extend the same waiver to all holders of the old notes with respect to that term or condition being waived.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(i)	you or any other person acquiring exchange notes in exchange for your old notes in the exchange offer is acquiring them in the ordinary course of business;

(ii)	neither you nor any other person acquiring exchange notes in exchange for your old notes in the exchange offer is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

(iii)	neither you nor any other person acquiring exchange notes in exchange for your old notes has an arrangement or understanding with any person to participate in the distribution of exchange notes issued in the exchange offer;

(iv)	neither you nor any other person acquiring exchange notes in exchange for your old notes is our “affiliate” as defined under Rule 405 of the Securities Act;

(v)	if you or another person acquiring exchange notes in exchange for your old notes is a broker-dealer and you acquired the old notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes; and

(vi)	you are not acting on behalf of any person or entity that could not truthfully make these representations.

BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations in item (v) of the paragraph above cannot use the exchange offer prospectus in connection with resales of the exchange notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your old notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of exchange notes acquired in the exchange offer, you or that person:

(i)	may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

(ii)	must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the old notes.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept the exchange offer on behalf of a holder of the old notes you must submit or cause your DTC participant to submit an Agent’s Message as defined and described below.

The exchange agent, on our behalf, will seek to establish an ATOP account with respect to the old notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of old notes by causing the book-entry transfer of such old notes into the ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of old notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, or the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of the exchange offer.

Each Agent’s Message must include the following information:

(i)	Name of the beneficial owner tendering such old notes;

(ii)	Account number of the beneficial owner tendering such old notes;

(iii)	Principal amount of old notes tendered by such beneficial owner; and

(iv)	A confirmation that the beneficial holder of the old notes tendered has made the representations for the benefit of us set forth under “—Deemed Representations” above.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM OLD NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of old notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering old notes. We will ask the exchange agent to instruct DTC to return those old notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such old notes on behalf of holders of the old notes.

Guaranteed Delivery Procedures

If your certificates for old notes are not lost but are not immediately available or you cannot deliver your certificates and any other required documents to the exchange agent at or prior to 5:00 p.m., New York City time, on the expiration date, or you cannot complete the procedures for book-entry transfer at or prior to 5:00 p.m., New York City time, on the expiration date, you may nevertheless effect a tender of your old notes if:

(i)	the tender is made through an eligible institution;

(ii)	prior to the expiration date of the exchange offer, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a validly completed and duly executed notice of guaranteed delivery, substantially in the form provided with this prospectus, or an Agent’s Message with respect to guaranteed delivery which (1) sets forth your name and address and the amount of your old notes tendered, (2) states that the tender is being made thereby; and (3) guarantees that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(iii)	the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Acceptance of Old Notes for Exchange; Delivery of Exchange Notes

We will accept validly tendered old notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered old notes when we have given written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If we do not accept any old notes tendered for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the old notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO THE EXCHANGE AGENT BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Withdrawal Rights

You may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your old notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(i)	specify the name of the person that tendered the old notes to be withdrawn;

(ii)	identify the old notes to be withdrawn, including the CUSIP number and principal amount at maturity of the old notes; and

(iii)	specify the name and number of an account at DTC to which your withdrawn old notes can be credited.

We will decide all questions as to the validity, form and eligibility (including time of receipt) of the notices and our reasonable determination will be final and binding on all parties. Any tendered old notes that you withdraw will not be considered to have been validly tendered. We will return any old notes that have been tendered but not exchanged, or credit them to the DTC account, promptly after withdrawal, rejection of tender, or termination of the exchange offer. You may re-tender properly withdrawn old notes by following one of the procedures described above prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate the exchange offer (whether or not any old notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the expiration date:

(i)	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)	seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes in the exchange offer; or

(3)	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

(ii)	any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (i)(1), (2) or (3) above or, in our sole reasonable judgment, would result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

(iii)	any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the old notes or the exchange notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

(iv)	there shall occur a change in the current interpretation by the Staff of the SEC which permits the exchange notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such exchange notes; or

(v)	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

(vi)	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

(vii)	we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any old notes have been accepted for exchange) or waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of the old notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

Exchange Agent

We have appointed Deutsche Bank Trust Company Americas as the exchange agent for the exchange offer. Questions and requests relating to the exchange of old notes should be directed to the exchange agent address as followed:

By Mail:

DB Services Americas, Inc.

MS: JCK01-0218

Attention: Reorg. Department

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

By Overnight Mail or Courier:

DB Services Americas, Inc.

MS: JCK01-0218

Attention: Reorg. Department

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

By Electronic Mail or Facsimile:

Electronic Mail: DB.Reorg@db.com

Facsimile: (615) 866-3889

Telephone Assistance:

(877) 843-9767

Fees and Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer. We will not make any payment to brokers, dealers or others for soliciting acceptances of the exchange offer. However, we will pay the reasonable and customary fees and reasonable out-of-pocket expenses to the exchange agent in connection therewith. We will also pay the cash expenses to be incurred in connection with the exchange offer, including accounting, legal, printing, and related fees and expenses.

We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or on any other person, if:

•	certificates representing exchange notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered, or are to be registered or issued in the name of, any person other than the registered holder of the old notes tendered;

•	tendered notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. The expenses of the exchange offer will be expensed as incurred.

Consequences of Failure to Exchange

Upon consummation of the exchange offer, certain rights under and related to the registration rights agreement, including registration rights and the right to receive the contingent increases in the interest rate, will terminate. The old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities within the meaning of Rule 144 promulgated under the Securities Act. Accordingly, such old notes may be resold only (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act. The liquidity of the old notes could be adversely affected by the exchange offer.

DESCRIPTION OF THE EXCHANGE NOTES

In this description, unless the context otherwise requires, references to the “Notes” are to the old notes and the exchange notes and references to the “Company” refer only to Mobile Mini, Inc., a Delaware corporation, and not to any of its Subsidiaries. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture (defined below).

We issued the old notes, and will issue the exchange notes, pursuant to an indenture dated as of May 9, 2016 (the “Indenture”), among the Company, the Guarantors, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) and as paying agent, registrar and transfer agent (in such capacities the “Paying Agent,” the “Registrar” and the “Transfer Agent,” respectively, and, in each capacity, an “Agent”).

The form and terms of the old notes and exchange notes are identical in all material respects, except that the exchange notes will be registered under the Securities Act and the transfer restrictions, registration rights, and rights to additional interest applicable to the old notes do not apply to the exchange notes. See “The Exchange Offer — Purpose of the Exchange Offer” and “The Exchange Offer — Terms of the Exchange Offer.” The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes.

The registered holder of a Note will be treated as its owner for all purposes. Only registered holders will have rights under the Indenture.

The Notes will be senior unsecured Obligations of the Company, ranking equal in right of payment with all other senior unsecured Obligations of the Company. All of our existing Domestic Restricted Subsidiaries, other than any Immaterial Subsidiaries, and all of our future Domestic Restricted Subsidiaries which guarantee any Indebtedness of the Company will guarantee the Notes with unconditional Guarantees that will be unsecured and senior to any existing and future Subordinated Indebtedness of such Guarantor. The Notes and the Guarantees will be effectively subordinated to all existing and future secured Indebtedness of the Company to the extent of the assets securing such debt.

As of March 31, 2016, on a pro forma basis as if the offering of the old notes and the redemption of the 2020 Notes had occurred on such date, the Company would have had approximately $678.1 million of secured Indebtedness outstanding and approximately $359.9 million of unused commitments, net of outstanding letters of credit, under the Credit Agreement. All of the outstanding Indebtedness under the Credit Agreement is guaranteed by the Guarantors on a secured basis. The Notes will not be guaranteed by any of our Foreign Subsidiaries and will be effectively subordinated to any obligations of such Foreign Subsidiaries. The non-guarantor Subsidiaries represented 17.4% and 17.2% of our consolidated revenue and 16.7% and 16.8% of our consolidated EBITDA for the fiscal year ended December 31, 2015 and the three months ended March 31, 2016, respectively. In addition, these non-guarantor Subsidiaries represented 13.6% and 13.5% of our assets and 2.9% and 2.6% of our liabilities as of December 31, 2015 and March 31, 2016, respectively.

The Company will issue the Notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the “Holders”). The Company will pay principal (and premium, if any) on the Notes at the Paying Agent’s corporate office in New York, New York. At the Company’s option, interest may be paid at the Paying Agent’s corporate trust office or by check mailed to the registered address of Holders. Any old notes that remain outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

Principal, Maturity and Interest

The Notes are unlimited in aggregate principal amount, of which $250.0 million in aggregate principal amount will be available for issuance in the exchange offer. The Notes will mature on July 1, 2024. Additional

Notes may be issued from time to time, subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.” Interest on the Notes will accrue at the rate of 5.875% per annum and will be payable semiannually in cash on each January 1 and July 1, commencing on January 1, 2017, to the persons who are registered Holders at the close of business on the December 15 and June 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

The Notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

Optional Redemption. The Company may redeem the Notes at any time at its option, in whole or in part, upon not less than 45 days’ notice to the Trustee (unless a shorter time period shall be agreed to by the Trustee) and Paying Agent and not less than 30 nor more than 60 days’ notice to Holders of the Notes. To redeem the Notes prior to July 1, 2019, the Company must pay a redemption price equal to the greater of:

(a)	100% of the principal amount of the Notes to be redeemed; and

(b)	the sum of the present values of (1) the redemption price of the Notes at July 1, 2019 (as set forth below) and (2) the remaining scheduled payments of interest from the redemption date to July 1, 2019, but excluding accrued and unpaid interest, if any, to the redemption date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (determined on the second business day immediately preceding the date of redemption) plus 50 basis points, plus, in each case, accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Any notice to holders of Notes of such a redemption will include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, will be set forth in an officers’ certificate delivered to the Trustee and the Paying Agent no later than two business days prior to the redemption date (unless clause (2) of the definition of “Comparable Treasury Price” is applicable, in which case such officers’ certificate shall be delivered on the redemption date).

Beginning on July 1, 2019, the Company may redeem the Notes at its option, in whole or in part, upon not less than 45 days’ notice to the Trustee (unless a shorter time period shall be agreed to by the Trustee) and Paying Agent and not less than 30 nor more than 60 days’ notice to Holders of the Notes, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on of the year set forth below:

Year	Percentage
2019	104.406%
2020	102.938%
2021	101.469%
2022 and thereafter	100.000%

In addition, the Company must pay accrued and unpaid interest on the Notes redeemed.

Optional Redemption Upon Equity Offerings. At any time, or from time to time, on or prior to July 1, 2019, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the Notes issued under the Indenture at a redemption price of 105.875% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1)	at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption; and

(2)	the Company makes such redemption not more than 90 days after the consummation of any such Equity Offering.

Selection and Notice of Redemption

In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Registrar either:

(1)	in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or,

(2)	on a pro rata basis, by lot or by such method as the Registrar shall deem fair and appropriate.

No Notes of a principal amount of $2,000 (and integral multiples of $1,000 in excess thereof) or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the Registrar will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to The Depository Trust Company (“DTC”) procedures). Notice of redemption will be delivered at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Guarantees

The Notes will be unconditionally guaranteed by all Domestic Restricted Subsidiaries of the Company and thereafter by all acquired or created Domestic Restricted Subsidiaries which guarantee any Indebtedness of the Company, in each case other than any Immaterial Subsidiaries and subject to compliance with the covenant described under “—Certain Covenants—Additional Subsidiary Guarantees.” The Guarantors will jointly and severally guarantee the Company’s obligations under the Indenture and the Notes on a senior unsecured basis. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Restricted Subsidiary of the Company without limitations, or with other Persons upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation and Sale of Assets.” In the event a Guarantor ceases to be a Subsidiary of the Company in a transaction that complies with the covenant described under “—Certain Covenants—Limitation on Asset Sales” and the other covenants contained in the Indenture, then the Guarantor’s Guarantee will be released.

The Notes will not be guaranteed by any of our Foreign Subsidiaries and will be effectively subordinated to the obligations of such Foreign Subsidiaries. The non-guarantor Subsidiaries represented 17.4% and 17.2% of our consolidated revenue and 16.7% and 16.8% of our consolidated EBITDA for the fiscal year ended December 31, 2015 and the three months ended March 31, 2016, respectively. In addition, these non-guarantor Subsidiaries represented 13.6% and 13.5% of our assets and 2.9% and 2.6% of our liabilities as of December 31, 2015 and March 31, 2016, respectively.

Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, the Company must deliver a notice to each Holder, with a copy to the Trustee and the Paying Agent, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

A Change of Control will be an event of default under the Credit Agreement, upon which event all amounts outstanding under the Credit Agreement shall, unless otherwise agreed by the required lenders thereunder, become due and payable. There can be no assurance that, in the event of a Change of Control, the Company will be able to obtain the necessary consents from the lenders under the Credit Agreement to waive such default or consummate a Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the Holders of the Notes the rights described under “—Events of Default.”

Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder’s right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The Indenture contains, among others, the following covenants:

Suspension of Covenants. During any period of time that: (i) the Notes have Investment Grade Ratings from two Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a

“Covenant Suspension Event”), the Company and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

(1)	“—Limitation on Incurrence of Additional Indebtedness”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(4)	“—Limitation on Asset Sales”;

(5)	“—Limitation on Transactions with Affiliates”; and

(6)	clause (2) of the first paragraph of “—Merger, Consolidation and Sale of Assets”

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the Guarantees of the Subsidiary Guarantors will also be suspended as of such date (the “Suspension Date”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees of the Subsidiary Guarantors will be reinstated if such Guarantees are then required by the terms of the Indenture. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified as having been incurred or issued pursuant to clause (a) of “—Limitation on Incurrence of Additional Indebtedness” below (to the extent such Indebtedness would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred or issued pursuant to clause (a) of “—Limitation on Incurrence of Additional Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is initially classified as permitted under clause (3) of the definition of “Permitted Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the second paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or its Restricted Subsidiaries during the Suspension Period. The Company shall provide notice to the Trustee if a Suspension Period event has occurred or if there has been a reversion event.

Limitation on Incurrence of Additional Indebtedness.

(a)	The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Company that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

(b)

The Company will not, and will not permit any Guarantor to directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such

Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.

Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock;

(2)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than any such Capital Stock or warrants, rights or options owned by the Company or any Restricted Subsidiary of the Company);

(3)	make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

(4)	make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”);

if at the time of such Restricted Payment or immediately after giving effect thereto,

(i)	a Default or an Event of Default shall have occurred and be continuing; or

(ii)	the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “—Limitation on Incurrence of Additional Indebtedness” covenant; or

(iii)	the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

w.	50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company from April 1, 2003 to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

x.	100% of the aggregate net cash proceeds (or the fair market value of any marketable securities or other property) received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to July 1, 2003 and on or prior to the Reference Date of (1) Qualified Capital Stock of the Company, (2) warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock) or (3) convertible or exchangeable Disqualified Capital Stock or debt securities that have been converted or exchanged in accordance with their terms for Qualified Capital Stock; plus

y.	without duplication of any amounts included in clause (iii) (x) above, 100% of the aggregate net cash proceeds (or the fair market value of any marketable securities or other property) from any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to July 1, 2003 and on or prior to the Reference Date (excluding, in the case of clauses (iii) (x) and (y), any net cash proceeds (or the fair market value of any marketable securities or other property) from an Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under “—Redemption—Optional Redemption Upon Equity Offerings”); plus

z.	without duplication, the sum of:

(1)	the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to July 1, 2003 whether through interest payments, principal payments, dividends or other distributions or payments;

(2)	the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of the Company); and

(3)	upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

As of March 31, 2016, the amount of Restricted Payments permitted to be made pursuant to clause (iii) of the immediately preceding paragraph was approximately $247.0 million.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3)	the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

(4)	so long as no Default or Event of Default shall have occurred and be continuing, redemption, repurchase, retirement, defeasance or other acquisition by the Company of Common Stock of the Company from officers, directors and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company, in an aggregate amount not to exceed the sum of (x) $3.0 million plus (y) $2.0 million in any calendar year since the Issue Date, with any unused amounts in such calendar year being carried forward to the next succeeding calendar year; provided that the aggregate amount of repurchases that may be made pursuant to this clause (4) in any calendar year shall not exceed $9.0 million in any calendar year;

(5)	so long as no Default or Event of Default shall have occurred and be continuing, Restricted Payments in an aggregate amount not to exceed $75.0 million;

(6)	repurchases of Qualified Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities;

(7)	repurchases of Qualified Capital Stock constituting fractional shares in an aggregate amount not to exceed $1.0 million;

(8)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Capital Stock on a pro rata basis; and

(9)	the payment by the Company of cash dividends on the issued and outstanding Capital Stock of the Company, in an amount not to exceed $50.0 million per fiscal year.

If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Board of Directors of the Company, would be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the

Indenture notwithstanding any subsequent adjustment made in good faith to the Company’s financial statements affecting Consolidated Net Income.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1) (to the extent the declaration of such dividend is made in reliance on clause (2)(ii), (3)(ii)(a) or (4)), (2)(ii), (3)(ii)(a) and (4) shall be included in such calculation.

Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

(2)	at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets (as defined below) (or a combination thereof) and is received at the time of such disposition; provided that

a.	the amount of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets; and

b.	the fair market value of any securities or other assets received by the Company or any such Restricted Subsidiary in exchange for any such assets that are converted into cash within 180 days after such Asset Sale shall be deemed to be cash for purposes of this provision; and

(3)	upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

a.	to repay (i) any Obligations under any Credit Facility and effect a permanent reduction in the availability under such Credit Facility and (ii) in the case of an Asset Sale by a Restricted Subsidiary that is not a Guarantor, Obligations of such Restricted Subsidiary;

b.	to invest or commit to invest in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Company and its Restricted Subsidiaries or in businesses reasonably related thereto (“Replacement Assets”);

c.	to acquire or commit to acquire all or substantially all of the assets of, or a majority of the voting Capital Stock of a Permitted Business; and/or

d.	a combination of prepayment and investment permitted by the foregoing clauses (3)(a) through (3)(c);

provided that in the case of a commitment under clauses (b) and (c) above made prior to the expiration of such 365 day period, such investment or acquisition shall be deemed to comply with this covenant if consummated within six months after such commitment.

When the Net Cash Proceeds from Asset Sales not applied or invested as provided in the preceding paragraph total $30.0 million or more (each, a “Net Proceeds Offer Trigger Date”), the Company will, within 30 days, make an offer to purchase (the “Net Proceeds Offer”) to all Holders and, to the extent required by the terms of any Pari Passu Debt, an offer to purchase to all holders of such Pari Passu Debt, on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of any Pari Passu Debt) on a pro rata basis, that amount of Notes (and Pari Passu Debt) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (and Pari Passu Debt) to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than as contemplated by clause 2(b) above and other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

Notwithstanding the first two paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph to the extent that

(1)	at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

(2)	such Asset Sale is for fair market value;

provided that any cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the first two paragraphs of this covenant.

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “—Merger, Consolidation and Sale of Assets,” which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $2,000 (and integral multiples of $1,000 in excess thereof) in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1)	pay dividends or make any other distributions on or in respect of its Capital Stock;

(2)	make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3)	transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except in each case for such encumbrances or restrictions existing under or by reason of:

a.	applicable law, rule, regulation or order;

b.	the Indenture, the Notes and the Guarantees;

c.	the Credit Agreement;

d.	customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

e.	any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

f.	agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

g.	any encumbrance or restriction on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

h.	restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

i.	Purchase Money Indebtedness for property acquired in the ordinary course of business that only impose restrictions on the property so acquired;

j.	any agreement pursuant to which Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company) and (C) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes;

k.	Indebtedness permitted to be incurred subsequent to the date of the Indenture pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Additional Indebtedness”; provided that such encumbrances or restrictions are no less favorable to the Company, taken as a whole, in any material respect than the encumbrances or restrictions contained in the Credit Agreement as in effect on the Issue Date;

l.	any Qualified Securitization Transaction; provided that such encumbrances and restrictions are customarily required by the institutional sponsor or arranger at the time of entering into such Qualified Securitization Transaction in similar types of documents relating to the purchase of similar Receivables in connection with the financing therewith;

m.	customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business; and

n.	an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b) and (d) through (k) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b) and (d) through (k).

Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary that is not a Guarantor.

Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(1)	in the case of Liens securing Subordinated Indebtedness, the Notes or the Guarantee of such Guarantor, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2)	in all other cases, the Notes or the Guarantee of such Guarantor, as the case may be, are equally and ratably secured, except for:

a.	Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

b.	Liens securing Indebtedness and other Obligations under Credit Facilities in an aggregate amount not to exceed the amount permitted to be incurred pursuant to clause (2) of the definition of “Permitted Indebtedness”;

c.	Liens securing the Notes and the Guarantees;

d.	Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

e.	Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

f.	Liens securing Indebtedness (including Liens securing any Obligations in respect of thereof) consisting of Indebtedness incurred in compliance with the covenant described under “—Limitation on Incurrence of Additional Indebtedness,” provided that after giving effect to such incurrence of Indebtedness (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness), the Consolidated Secured Leverage Ratio shall not exceed 3.0 to 1.0; and

g.	Permitted Liens.

Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)	either:

a.	the Company shall be the surviving or continuing corporation; or

b.	the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

x.	shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

y.	shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

(2)

immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), either (x) the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “—Limitation on Incurrence of Additional Indebtedness” or (y) the Consolidated Fixed Charge Coverage Ratio of the Company would be no less than such ratio immediately prior to such transaction;

(3)	immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4)	the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing clauses (1), (2) and (3), the Company may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction of the United States or any State thereof or the District of Columbia.

The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of “—Limitation on Asset Sales”) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1)	the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation or a partnership or a limited liability company, in each case, organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2)	such entity (if other than the Guarantor) assumes by supplemental indenture all of the obligations of the Guarantor under its Guarantee and the Indenture;

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4)	immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant. The phrase “all or substantially all” of the assets of the Company or a Guarantor will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of the assets of the Company or a Guarantor has occurred.

Limitations on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under the third paragraph of this covenant and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $10.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $25.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

The restrictions set forth in the first paragraph of this covenant shall not apply to:

(1)	reasonable fees and compensation (including the payment of reasonable and customary benefits (including retirement, health, option, deferred compensation and other benefit plans) to officers and employees of the Company) paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2)	transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;

(3)	any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(4)	Restricted Payments or Permitted Investments permitted by the Indenture;

(5)	any sale, conveyance or other transfer of Receivables and other related assets customarily transferred in a Qualified Securitization Transaction; and

(6)	the issuance of Qualified Capital Stock of the Company otherwise permitted hereunder.

Additional Subsidiary Guarantees. If, after the Issue Date, (a) any Domestic Restricted Subsidiary (including any newly formed, newly acquired or newly Redesignated Restricted Subsidiary) guarantees any Indebtedness of the Company or (b) the Company otherwise elects to have any Domestic Restricted Subsidiary become a Guarantor, then, in each such case, the Company shall cause such Domestic Restricted Subsidiary to:

(1)	execute and deliver to the Trustee a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture; and

(2)	deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a valid, binding and enforceable obligation of such Domestic Restricted Subsidiary in accordance with its terms;

provided, that the Company shall not be obligated to cause any Domestic Restricted Subsidiary which is an Immaterial Subsidiary to become a Guarantor.

Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses other than a Permitted Business, except to the extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports to Holders. The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish the Trustee, for delivery to the Holders of the Notes upon their written request therefor:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.

In addition, following the consummation of the exchange offer, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

(1)	the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2)	the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3)	a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the “—Certain Covenants—Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)

the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $35.0 million or more at any time;

(5)	one or more judgments in an aggregate amount in excess of $35.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6)	certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

(7)	any Guarantee of a Significant Subsidiary ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1)	if the rescission would not conflict with any judgment or decree;

(2)	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)	if the Company has paid the Trustee and each Agent its reasonable compensation and reimbursed the Trustee and each Agent for its expenses, disbursements and advances; and

(5)	in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity and/or security. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company is required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(1)	the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3)	the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Paying Agent, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

a.	the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

b.	since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7)	the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8)	the Company shall have delivered to the Trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(9)	certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year, or are to be called for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)	either:

a.	all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee or the Registrar for cancellation; or

b.	all Notes not theretofore delivered to the Trustee or the Registrar for cancellation (1) have become due and payable or (2) will become due and payable within one year, or may be called for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Paying Agent funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee or the Registrar for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit, together with irrevocable instructions from the Company directing the Paying Agent to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Company has paid all other sums payable under the Indenture by the Company; and

(3)	the Company has delivered to the Trustee (with a copy to the Registrar) an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not adversely affect the rights of any of the Holders in any material respect. The Trustee will be entitled to rely on an opinion of counsel and an officers’ certificate to such effect. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

(1)	reduce the amount of Notes whose Holders must consent to an amendment;

(2)	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3)	reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4)	make any Notes payable in money other than that stated in the Notes;

(5)	make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6)	after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto; or

(7)	release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Governing Law

The Indenture will provide that it, the Notes and the Guarantees, if any, will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“2020 Notes” means the 7.875% Senior Notes due 2020 issued pursuant to the indenture dated as of November 23, 2010 by and among Mobile Mini, Inc., as issuer, the subsidiary guarantors named therein, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises all or substantially all of the assets of any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration (exclusive of any indemnities) of less than $15.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “—Certain Covenants— Merger, Consolidation and Sale of Assets”; (c) any Restricted Payment permitted by the “—Certain Covenants—Limitation on Restricted Payments” covenants or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (e) the sale of or other disposition of cash or Cash Equivalents; (f) any sale or disposition deemed to occur in connection with creating or granting any Liens pursuant to the covenant described under “—Certain Covenants—Limitations on Liens”; (g) the lease, assignment or sublease of any real or personal property in the ordinary course of business; (h) any sale of Receivables pursuant to a Qualified Securitization Transaction; (i) sales of Unrestricted Subsidiaries; and (j) disposals, trade-ins or replacements of obsolete or worn-out equipment.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Borrowing Base” means, as of any date, an amount equal to the sum of:

(1)	85% of the aggregate book value of all accounts receivable of such Person and its Restricted Subsidiaries (other than any Special Purpose Vehicle); and

(2)

95% of the aggregate cost basis of the portable storage unit lease fleet (or any successor line item or items reflecting such portable storage unit lease fleet) as indicated on its consolidated balance sheet as owned by such Person and its Restricted Subsidiaries, all calculated on a consolidated basis and in accordance with GAAP, and, in each case as reflected on the most recent balance sheet for the most recent fiscal quarter (or, if available, the most recent month) preceding such date and after giving effect on a pro forma basis to any asset sales or other dispositions or Asset Acquisitions in the manner described under “Consolidated Fixed Charge Coverage Ratio” below.

“Capital Stock” means:

(1)	with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2)	with respect to any Person that is not a corporation, any, and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)	marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)	marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3)	commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4)	certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6)	investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

(2)	the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

(3)	any Person or Group (other than any entity formed for the purpose of owning Capital Stock of the Company) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(4)	the replacement of a majority of the Board of Directors of the Company over a two- year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Comparable Treasury Issue” means the United States treasury security selected by an Independent Investment Bank as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. “Independent Investment Bank” means one of the Reference Treasury Dealers appointed by the Company.

“Comparable Treasury Price” means, with respect to any redemption date:

(1)	the average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” or

(2)	if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Assets” means, as of the date of determination, the total assets (less goodwill and intangible assets) of the Company and its Restricted Subsidiaries as shown on the balance sheet of the Company and its Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1)	Consolidated Net Income;

(2)	to the extent Consolidated Net Income has been reduced thereby:

a.	all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

b.	Consolidated Interest Expense; and

c.	Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period; and

(3)

the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Company in good faith to be reasonably anticipated to be realizable or for which a plan for realization shall have been established within 12 months of the date thereof (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period); provided that all steps have been taken for realizing such cost savings and such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Company); provided that the aggregate amount of addbacks made pursuant to this clause (3) in any four fiscal quarter period shall not exceed

15% of Consolidated EBITDA (after giving effect to any such addbacks) for such four fiscal quarter period,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)	the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

(2)	any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions and other operating improvements or synergies (x) calculated on a basis consistent with Regulation S-X under the Exchange Act or (y) as determined in good faith by a responsible financial or accounting officer of the Company for which steps have been taken or are reasonably expected to be taken within twelve (12) months of such transaction and are supportable and quantifiable and as set forth on an officers’ certificate) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness; and

(3)	any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and any designation of an Unrestricted Subsidiary as a Restricted Subsidiary.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2)	notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense; plus

(2)	the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)	the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations incurred in the fiscal quarter beginning after the Issue Date; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

(2)	the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; less

(3)	interest income for such period.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (without duplication):

(1)	after-tax gains from Asset Sales (without regard to the $15.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

(2)	after-tax items classified as extraordinary or nonrecurring gains;

(3)	the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(4)	the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;

(5)	any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6)	income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7)	in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(8)	fees and expenses incurred in connection with the refinancing or repayment of Indebtedness (including the offering of the Notes and related refinancing transactions in an aggregate amount not to exceed $15.0 million);

(9)	charges to earnings incurred in connection with the early retirement of the 2020 Notes;

(10)	the amount of extraordinary, nonrecurring or unusual losses or charges (including all fees, expenses or charges incurred in connection with acquisitions, mergers, consolidations, restructurings and dispositions after the Issue Date);

(11)	any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs;

(12)	any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments;

(13)	any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(14)	any non-cash income (or loss) related to the recording of the fair market value of Interest Swap Obligations and Currency Agreements entered into in the ordinary course of business and not for speculative purposes; and

(15)	the amount of any earn-out payments, contingent consideration or deferred purchase price of any kind in conjunction with acquisitions.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Secured Leverage Ratio” means, as of the date of determination (the “Secured Leverage Ratio Calculation Date”), the ratio of (a) the total Indebtedness of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available that is secured by Liens (other than property or assets held in defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) to (b) Consolidated EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Credit Agreement” means the Amended and Restated ABL Credit Agreement dated as of December 14, 2015, as amended from time to time, between the Company, certain of the Company’s subsidiaries, the lenders party thereto in their capacities as lenders thereunder, Deutsche Bank AG, New York Branch, as administrative agent (the “Agent”), together with the related documents thereto (including, without limitation, any notes, guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing, renewing or otherwise restructuring (including increasing the amount of available credit thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means one or more of (i) the Credit Agreement and (ii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions, providing for revolving credit loans, term loans, receivables or fleet financings (including without limitation through the sale of receivables or fleet assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or fleet assets or the creation of any Liens in respect of such receivables or fleet assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Agreement or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Equity Offering” means a public or private offering of Qualified Capital Stock of the Company or any of its Subsidiaries other than:

(1)	public offerings with respect to the common stock of the Company or any subsidiary registered on Form S-8; and

(2)	issuances to any Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“exchange notes” means the 5 7/8% Senior Notes due 2024 issued in exchange for the old notes, which exchange notes are registered under the Securities Act.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free-market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Foreign Subsidiaries” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Guarantee” means a guarantee of the Notes by a Guarantor.

“Guarantor” means each of the Company’s Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

“Immaterial Subsidiary” means any Domestic Restricted Subsidiary which is not a Significant Subsidiary and is not a borrower under or a guarantor of indebtedness under the Credit Agreement.

“Indebtedness” means with respect to any Person, without duplication:

(1)	all Obligations of such Person for borrowed money;

(2)	all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all Capitalized Lease Obligations of such Person;

(4)	all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5)	all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)	guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)	all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8)	all Obligations under currency agreements and interest swap agreements of such Person; and

(9)	all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any, if and to the extent any of the preceding items (other than letters or credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

Notwithstanding the foregoing, the term “Indebtedness” will exclude:

(1)	in connection with the purchase by the Company or any Restricted Subsidiary of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter;

(2)	any liability for federal, state, local or other taxes; and

(3)	any Indebtedness defeased or that is subject to an irrevocable notice of redemption.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Independent Financial Advisor” means a firm: (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude (i) extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be; (ii) the acquisition of property and assets from suppliers and other vendors in the normal course of business and consistent with past practice; and (iii) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business and consistent with past practice. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means the date on which the Notes are initially issued.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)	reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)	taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)	repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale;

(4)	amounts required to be paid to any Person owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale; and

(5)	appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post- employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Notes” means the old notes and any exchange notes.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“old notes” means the 5 7/8% Senior Notes due 2024 issued on the Issue Date under the Indenture and not registered under the Securities Act.

“Pari Passu Debt” means any Indebtedness of the Company or any Guarantor that ranks pari passu in right of payment with the Notes or such Guarantee, as applicable.

“Permitted Business” means any business conducted by the Company on the Issue Date, any reasonable extension thereof, and any additional business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Company and the Restricted Subsidiaries on the Issue Date, in each case, as determined in good faith by the Board of Directors of the Company.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)	Indebtedness under the Notes issued on the Issue Date in an aggregate principal amount not to exceed $250.0 million;

(2)	(a) Indebtedness incurred pursuant to one or more Credit Facilities and (b) Indebtedness incurred pursuant to a Qualified Securitization Transaction in an aggregate principal amount at any time outstanding for Indebtedness incurred under clauses (a) and (b) not to exceed the greater of (i) $1,500.0 million less the amount of all required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder with the Net Cash Proceeds from Asset Sales and (ii) $100.0 million plus the Borrowing Base;

(3)	other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(4)	Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(5)	Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)	Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture; provided that if as of any date any Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

(7)	Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that (a) any Indebtedness of the Company to any Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by the Company;

(8)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(9)	Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(10)	Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business in an aggregate principal amount not to exceed the greater of (x) $100.0 million and (y) 8.5% of Consolidated Assets of the Company at any one time outstanding;

(11)	Refinancing Indebtedness;

(12)	Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture;

(13)	Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets;

(14)	Acquired Indebtedness of the Company or any Restricted Subsidiary, in an aggregate principal amount not to exceed the sum of (x) $20.0 million plus (y) an amount such that after giving effect to such incurrence of Indebtedness and the related transactions, the Consolidated Fixed Charge Coverage Ratio of the Company shall be no less than such ratio immediately prior to such transactions; provided that amounts set forth in clause (y) may be utilized prior to amounts set forth in clause (x);

(15)	additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed at any one time outstanding the greater of (x) $100.0 million and (y) 8.5% of Consolidated Assets of the Company (which amount may, but need not, be incurred in whole or in part under one or more Credit Facilities); and

(16)	Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries in an aggregate principal amount not to exceed at any one time outstanding the greater of (x) $75.0 million and (y) 6.0% of Consolidated Assets of Foreign Subsidiaries.

For purposes of determining compliance with the “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness”; provided that all Indebtedness outstanding under the Credit Agreement up to the maximum amount permitted under clause (2) of this definition above shall be deemed to have been incurred pursuant to clause (2) of this definition; (2) the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded; (3) the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may incur pursuant to the “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates currencies; and (4) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.”

“Permitted Investments” means:

(1)	Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

(2)	Investments in the Company by any Restricted Subsidiary of the Company;

(3)	investments in cash and Cash Equivalents;

(4)	loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

(5)	Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the Indenture;

(6)	additional Investments in an aggregate principal amount not to exceed the greater of (x) $100.0 million and (y) 8.5% of Consolidated Assets of the Company at any one time outstanding;

(7)	Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(8)	Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “—Certain Covenants—Limitation on Asset Sales” covenant;

(9)	Investments represented by guarantees that are otherwise permitted under the Indenture;

(10)	Investments the payment for which is Qualified Capital Stock of the Company;

(11)	Investments in a Special Purpose Vehicle in connection with a Qualified Securitization Transaction; provided, however, that the only assets transferred to such Special Purpose Vehicle consist of Receivables and related assets of such Special Purpose Vehicle; and

(12)	Investments in existence on the date of the Indenture and an Investment in any Person to the extent such Investment replaces or refinances an Investment in such Person existing on the date of the Indenture in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the new Investment is on terms and conditions no less favorable to the Company and its Restricted Subsidiaries than the Investment being renewed or replaced.

“Permitted Liens” means the following types of Liens:

(1)	Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, warranty requirements, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)	judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5)	easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6)	any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation other than proceeds thereof;

(7)

Liens securing Purchase Money Indebtedness incurred or in the ordinary course of business; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired and

(b) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition;

(8)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and setoff;

(11)	Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(12)	Liens securing Indebtedness under Currency Agreements;

(13)	Liens securing Acquired Indebtedness incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness”; provided that:

a.	such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company, and

b.	such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(14)	Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the Indenture;

(15)	leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary cause of business of the Company and its Restricted Subsidiaries;

(16)	banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(17)	Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(18)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

(19)	Liens securing Indebtedness permitted to be incurred pursuant to clause (15) or (16) of the definition of “Permitted Indebtedness”; provided, that, in the case of clause (16), such Liens do not extend to any assets other than the assets of such Foreign Subsidiaries;

(20)	Liens on Receivables to reflect sales of receivables pursuant to a Qualified Securitization Transaction;

(21)	other Liens securing obligations or Indebtedness for borrowed money with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) of not more than $50.0 million at any time in the aggregate; and

(22)	deposits made in the ordinary course of business to secure liability to insurance carriers.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock. “Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary in connection with or reasonably related to a transaction or series of transactions in which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to (1) a Special Purpose Vehicle or (2) any other Person, or may grant a security interest in, any equipment and related assets (including contract rights) or Receivables or interests therein secured by goods or services financed thereby (whether such Receivables are then existing or arising in the future) of the Company or any Restricted Subsidiary, and any assets relating thereto including, without limitation, all security or ownership interests in goods or services financed thereby, the proceeds of such Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets, as any agreement governing any such transactions may be renewed, refinanced, amended, restated or modified from time to time.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company or any parent company of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables” means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the financing by the Company or any Restricted Subsidiary of goods or services, and monies due thereunder, security or ownership interests in the goods and services financed thereby, records relating thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and other related rights.

“Reference Treasury Dealer” means Deutsche Bank Securities Inc. and its successors; provided, however, that if it shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (10), (12), (13), (15) or (16) of the definition of Permitted Indebtedness), in each case that does not:

(1)	result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing above the sum of (i) the aggregate principal amount of such Indebtedness, plus (ii) the accrued interest on and amount of any premium required to be paid under the terms of the instrument governing such Indebtedness, plus (iii) the amount of reasonable expenses incurred by the Company in connection with such Refinancing; or

(2)	create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary,” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

“Special Purpose Vehicle” means a bankruptcy-remote entity or trust or other special purpose entity that is formed by the Company, any Subsidiary of the Company or any other Person for the purpose of, and engages in no material business other than in connection with a Qualified Securitization Transaction or other similar transactions of Receivables or other similar or related assets.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

“Subsidiary,” with respect to any Person, means:

(1)	any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)	any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Unrestricted Subsidiary” of any Person means:

(1)	any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1)	the Company certifies to the Trustee that such designation complies with the covenant described under “—Certain Covenants—Limitation on Restricted Payments”; and

(2)

each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the “—Certain Covenants —Limitation on Restricted Payments” covenant.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1)	immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness”; and

(2)	immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

BOOK-ENTRY, DELIVERY AND FORM

General

Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it, ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, premium on, if any, interest and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the persons in whose names the exchange notes, including the Global Notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(i)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(ii)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the exchange notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the exchange notes, DTC reserves the right to exchange the Global Notes for exchange notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(i)	DTC (1) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (2) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary within 90 days;

(ii)	the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(iii)	there has occurred and is continuing a default or event of default with respect to the exchange notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Company will make payments in respect of the exchange notes represented by the Global Notes, including principal, premium, if any, interest and additional interest, if any, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, premium, if any, interest and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The exchange notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences relating to the exchange of old notes for exchange notes in the exchange offer. It does not contain a complete analysis of all of the potential tax consequences relating to the exchange. This summary is limited to holders of the old notes who hold the old notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•	tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•	U.S. federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-U.S. tax consequences.

We recommend that each holder consult its own tax advisor as to the particular tax consequences of exchanging old notes for exchange notes in the exchange offer, including the applicability and effect of any state, local or non-U.S. tax law.

The discussion below is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

Consequences of Exchanging Old Notes for Exchange Notes

The exchange of old notes for exchange notes pursuant to the exchange offer should not be a taxable event to tendering holders for U.S. federal income tax purposes. Consequently, holders should not recognize gain or loss upon receipt of an exchange note, the holding period of the exchange note should include the holding period of the old note exchanged therefor and the basis of the exchange note should be the same as the basis of the old note immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales. In addition, until             , 2016 (90 days after the date of this prospectus), all broker-dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal delivered with this prospectus states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the performance of our obligations in connection with the exchange offer. We will indemnify the holders of the exchange notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the enforceability of the obligations under the exchange notes and guarantees offered hereby will be passed upon for us by DLA Piper LLP (US), Phoenix, Arizona.

EXPERTS

The consolidated financial statements of Mobile Mini, Inc. and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$250,000,000

Exchange Offer for

5 7/8% Senior Notes due 2024

PROSPECTUS

            , 2016

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained or incorporated by reference in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until             , 2016, all dealers that effect transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the certificates (or articles) of incorporation and bylaws, or certificates (or articles) of formation (or organization or limited partnership) and limited liability company (or operating or limited partnership) agreements, as the case may be, of each registrant discussed below.

Delaware Registrants

Corporations

Mobile Mini, Inc., Mobile Storage Group, Inc., Evergreen Tank Solutions, Inc., and Gulf Tanks Holdings, Inc. are incorporated under the laws of the State of Delaware. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Mobile Mini, Inc.’s Amended and Restated Certificate of Incorporation and Bylaws, and the Certificates of Incorporation and Bylaws of Mobile Storage Group, Inc., Evergreen Tank Solutions, Inc., and Gulf Tanks Holdings, Inc., each provide for the indemnification of their directors to the fullest extent permitted under Delaware law. Pursuant to employment agreements entered into by Mobile Mini, Inc. with certain of its executive officers, Mobile Mini, Inc. must indemnify such officers and employees in the same manner and to the same extent that it is required to indemnify its directors under its Bylaws. Mobile Mini, Inc.’s Amended and Restated Certificate of Incorporation and Mobile Storage Group, Inc.’s Certificate of Incorporation each limit the personal liability of directors to each respective corporation or its stockholders to damages for breach of the director’s fiduciary duty.

Mobile Mini, Inc. has entered into indemnification agreements to indemnify its directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, a director will not receive indemnification for judgments, settlements or expenses if he or she is found liable to Mobile Mini, Inc. (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by Mobile Mini, Inc. or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for Mobile Mini, Inc. to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to Mobile Mini, Inc. copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

Mobile Mini, Inc. has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of Mobile Mini, Inc., or that may arise out of their status as directors or officers of the registrants, including liabilities under the federal and state securities laws.

Limited Liability Companies

Mobile Mini, LLC, Mobile Mini Finance, LLC, and Sbox Storage, LLC are each organized as a limited liability company under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company, subject to any standards and restrictions in its limited liability company agreement, may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands.

The Limited Liability Company Agreement of Mobile Mini, LLC provides that no liability shall attach to Mobile Mini, Inc. as a result of being the sole member of Mobile Mini, LLC. The Operating Agreement of Mobile Mini Finance, LLC provides that neither the sole member nor the manager shall be liable to Mobile Mini Finance, LLC for any damages caused, except for acts or omissions clearly in conflict with the interests of Mobile Mini Finance, LLC, a transaction from which the sole member or manager derived an improper benefit, a willful breach of the Operating Agreement of Mobile Mini Finance, LLC, or gross negligence, recklessness, willful misconduct, or knowing violation of the law. Sbox Storage, LLC does not have a Limited Liability Company Agreement or an Operating Agreement.

Arizona Registrants

Corporations

Mobile Mini Dealer, Inc., Mobile Mini I, Inc., and Water Movers, Inc. are incorporated under the laws of the State of Arizona. Section 10-851 of the Arizona Revised Statutes, as amended (“ARS”), authorizes a corporation to indemnify a director made a party to a proceeding in such capacity, provided that the individual’s conduct was in good faith and, when serving in an official capacity with the corporation, the individual reasonably believed that the conduct was in best interests of the corporation, or in all other cases, that the conduct was at least not opposed to its best interests. In the case of any criminal proceedings, indemnification is allowed if the individual had no reasonable cause to believe the conduct was unlawful. A corporation may also indemnify a director for conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation pursuant to section 10-202, subsection B, paragraph 2 of the ARS. Section 10-851 of the ARS also provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper financial benefit to the director in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. Indemnification permitted under Section 10-851 in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor is limited to reasonable expenses incurred in connection with the proceeding.

Unless otherwise limited by its articles of incorporation, Section 10-852 of the ARS requires a corporation to indemnify (i) a director who was the prevailing party, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding, and (ii) an outside director, provided the proceeding is not one by or in the right of the corporation to procure a judgment in its favor in which the director was adjudged liable to the corporation, or one charging improper financial benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. Section 10-856 of the ARS provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because the individual is or was an officer of the corporation to the same extent as a director.

The Articles of Incorporation and Bylaws of Mobile Mini Dealer, Inc. eliminate the personal liability of directors and provide for the indemnification of directors and officers to the extent permitted by the ARS. Under its Bylaws, Mobile Mini Dealer, Inc. must indemnify authorized representatives other than directors or officers who are successful on the merits or otherwise in defense of any action, suit, or proceeding pursuant to which an officer or director would be entitled to indemnification. Pursuant to its Bylaws, Mobile Mini Dealer, Inc. may, in its discretion, provide for the indemnification of other authorized representatives.

The Articles of Incorporation of Mobile Mini I, Inc. provide for the indemnification of any person who incurs expenses by reason of the fact such person is or was an officer, director, employee or agent, and eliminate the liability of directors for breach of fiduciary duty to the extent permitted by the ARS. The Bylaws of Mobile Mini I, Inc. provide for the indemnification of directors against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising out of the fact that such person is or was a director to the fullest extent permitted by law. Pursuant to its Bylaws, Mobile Mini I, Inc. may indemnify its employees, officers and agents against expenses actually paid and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an employee, officer or agent.

The Articles of Incorporation of Water Movers, Inc. provide for the indemnification of any person who incurs expenses by reason of the fact such person is or was an officer, director, employee or agent, and eliminate the liability of directors for breach of fiduciary duty to the extent permitted by the ARS. The Bylaws of Water Movers, Inc. provide for the indemnification of existing and former directors, officers, employees, and agents, and their personal representatives and heirs, against all legal fees, judgments, penalties, amounts paid in settlement or compromise, and all other expenses that arise or are incurred in any legal action brought or threatened for or on account of any action or omission alleged to have been committed while acting within the scope of services as a director, officer, employee, or agent.

Under their respective Bylaws, Mobile Mini Dealer, Inc. and Mobile Mini I, Inc. may purchase and maintain insurance on behalf of current or former directors, officers, employees, or agents.

Limited Liability Company

Water Movers Contracting, LLC is organized as a limited liability company under the laws of the State of Arizona. Section 29-610 of the ARS provides that, unless otherwise limited in a company’s articles of organization, an Arizona limited liability company may indemnify a member, manager, employee, officer or agent or any other person. The articles of organization for Water Movers Contracting, LLC do not contain any such restrictions.

The Operating Agreement of Water Movers Contracting, LLC provides that any act or the failure to do any act by Water Movers, Inc., as the sole member, or any member, manager, partner, shareholder, director, officer, or employee of Water Movers, Inc., the effect of which results in loss or damage to Water Movers Contracting, LLC, will not give rise to any liability to Water Movers, Inc., or any member, manager, partner, shareholder, director, officer, or employee of Water Movers, Inc., if such act or failure to act is done in good faith to promote the best interests of Water Movers Contracting, LLC or is done pursuant to advice of independent legal counsel, accountants, or other experts selected, engaged, or retained by Water Movers, Inc. with reasonable care; provided, however, that the foregoing will not relieve any person of liability for gross negligence, bad faith, dishonesty, or misappropriation of assets of Water Movers Contracting, LLC.

The Operating Agreement also states that Water Movers Contracting, LLC will, solely from the company’s assets, indemnify and hold any member, manager, partner, shareholder, director, officer or employee harmless from and against any loss, cost, damage, liability, injury or expense suffered or sustained by that person or entity by reason of its activities on behalf of or in furtherance of the interests of Water Movers Contracting, LLC, including but not limited to any judgment, award, settlement, and reasonable attorneys’ fees. However, such indemnification is not available if the acts or omissions upon which such action is based were performed or omitted as a result of gross negligence, bad faith, dishonesty or misappropriation of assets of Water Movers Contracting, LLC.

Under its Operating Agreement, Water Movers Contracting, LLC may purchase and maintain insurance on behalf of its members, managers, partners, shareholders, directors, officers or employees to insure against any liability asserted against or incurred by that person or entity arising out of its status as an agent of Water Movers Contracting, LLC.

California Registrants

Corporations

A Royal Wolf Portable Storage, Inc., Temporary Mobile Storage, Inc., A Better Mobile Storage Company and MSG Investments, Inc. are incorporated under the laws of the State of California. Under Section 317 of the California Corporations Code (“CCC”), as amended, a corporation may indemnify a director, officer, employee or agent against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred if he acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and its shareholders, except that no indemnification shall be made: (i) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation and its shareholders unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper, (ii) for amounts paid in settling or otherwise disposing of a pending action without court approval, and (iii) for expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

Section 204(a)(10) of the CCC provides that a corporation may relieve its directors from personal liability to such corporation or its shareholders for monetary damages for any breach of their fiduciary duty as directors except (i) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was unaware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the corporation or its shareholders; (ii) for any act or omission not in good faith or that a director believes to be contrary to the best interests of the corporation or its shareholders; (iii) for any intentional misconduct or knowing and culpable violation of law; (iv) for any willful or negligent violation of certain provisions of the CCC imposing certain requirements with respect to the making of loans or guarantees and the payment of dividends; (v) for any transaction from which the director derived an improper personal benefit; or (vi) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders.

The Articles of Incorporation and Bylaws of A Royal Wolf Storage, Inc. and the Bylaws of Temporary Mobile Storage, Inc. indemnify directors, officers, employees, and agents to the extent permitted under California law.

Pursuant to its Bylaws, Temporary Mobile Storage, Inc. must indemnify directors, officers, employees, and other agents in situations where such persons have been successful on the merits in defense of any applicable proceeding. In situations where such persons have not been successful on the merits, Temporary Mobile Storage, Inc. may indemnify such persons if appropriate authorization has been obtained.

The Articles of Incorporation of A Better Mobile Storage Company and the Articles of Incorporation and Bylaws of MSG Investments, Inc. eliminate the personal liability of directors and authorize the indemnification of other agents to the extent permissible under California law. The Bylaws of A Better Mobile Storage Company indemnify directors against expenses, judgments, fines, settlements and other amounts reasonably incurred in connection with any proceeding arising by reason of the fact such person is or was a director, and permit A Better Mobile Storage Company to indemnify employees, officers, and other agents in a similar fashion.

The Bylaws of A Better Mobile Storage Company and Temporary Mobile Storage, Inc. permit each company to purchase and maintain insurance on behalf of any agent insuring against liability asserted or incurred by the agent in that capacity or arising out of the agent’s status as such.

Limited Liability Company

Mobile Mini, LLC is organized as a limited liability company under the laws of the State of California. Section 17704.08 of the California Revised Uniform Limited Liability Company Act (the “CRULLCA”) provides that, except for a breach of certain fiduciary duties, a limited liability company shall reimburse for any payment made and indemnify for any debt, obligation, or other liability incurred by a member of a member-managed limited liability company or the manager of a manager-managed limited liability company in the course of the member’s or manager’s activities on behalf of the limited liability company, if, in making the payment or incurring the debt, obligation, or other liability, the member or manager complied with the duties stated in Section 17704.09 of the CRULLCA. Such section further provides that, except as provided in Section 17701.10(g) of the CRULLCA, a limited liability company may reimburse for any payment made and may indemnify for any debt, obligation, or other liability incurred by a person not identified in the foregoing sentence, including, without limitation, any officer, employee, or agent of the limited liability company, in the course of that person’s activities on behalf of the limited liability company. Such section also provides that the company may purchase and maintain insurance on behalf of any person against liability asserted against or incurred by the person even if, under Section 17701.10(g) of the CRULLCA, the operating agreement could not eliminate or limit the person’s liability to the limited liability company for the conduct giving rise to the liability.

The Limited Liability Company Operating Agreement of Mobile Mini, LLC provides that no liability shall attach to Mobile Mini, Inc. as a result of being the sole member of Mobile Mini, LLC.

Texas Registrant

MSG MMI (Texas) L.P. is registered under the laws of the State of Texas. Section 8.051 of the Texas Business Organizations Code (the “TBOC”) provides that, except as limited by a partnership agreement, a partnership shall indemnify a governing person (in MSG MMI (Texas) L.P.’s case, the general partner) or former governing person against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a governing person of the partnership if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding.

Pursuant to Section 8.105 of the TBOC, an entity shall indemnify an officer to the same extent it is required to indemnify a governing person under Section 8.051, and may indemnify an officer, employee or agent as provided by its governing documents, written resolution of its owners or members, contract or common law.

Pursuant to Section 8.101 of the TBOC, a limited partnership may indemnify a partner or former partner who is or is threatened to be made a respondent in a proceeding if the partnership determines that the person acted in good faith, reasonably believed that the person’s conduct was in the partnership’s best interests and that the person’s conduct was not opposed to the partnership’s best interests. In the case of a criminal proceeding, the indemnified person must not have had reasonable cause to believe that his or her conduct was unlawful. Section 8.103 of the TBOC dictates that the foregoing determinations must be made by a vote of a majority-in-interest of the limited partners in a vote that excludes the interest held by each general partner who is not disinterested and independent.

The Limited Partnership Agreement of MSG MMI (Texas) L.P. provides that, should any litigation commence between Mobile Storage Group, Inc. (the general partner) and MSG Investments, Inc. (the limited partner), or their respective representatives, or should any party institute any proceeding in bankruptcy or similar court which has jurisdiction over any other party to the Limited Partnership Agreement or any or all of such party’s or parties’ property or assets concerning any provision of the Limited Partnership Agreement or the rights and duties of any person or entity in relation thereto, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to reasonable attorneys’ fees and court costs in such litigation, which shall be determined by the court in such litigation or in a separate action brought for that purpose. In addition, any ultimately prevailing party shall be entitled to recover costs of enforcing a judgment and costs of appeal, including attorneys’ fees.

Under the Limited Partnership Agreement of MSG MMI (Texas) L.P., any partner who transfers its interest in the partnership shall indemnify, defend and hold harmless MSG MMI (Texas) L.P., and the other partners and their affiliates, from and against any and all claims, demands, losses and expenses arising directly or indirectly, in whole or in part, out of any violation of securities laws resulting from any such transfer or assignment of such partnership interests.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

The exhibits to this registration statement are listed on the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

(b)	Financial Statement Schedules

All schedules have been omitted because they are not applicable or because the information is included in the Consolidated Financial Statements or Notes to the Consolidated Financial Statements included in the reports incorporated by reference herein.

Item 22.	Undertakings.

(a)	Each of the undersigned registrants hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, an undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

(b)	Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)	Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 28, 2016.

MOBILE MINI, INC. (Registrant)

By:	/s/ Erik Olsson
Erik Olsson President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Erik Olsson Erik Olsson	President, Chief Executive Officer and Director of the Registrant (Principal Executive Officer)	June 28, 2016

By:	/s/ Mark E. Funk Mark E. Funk	Executive Vice President and Chief Financial Officer of the Registrant (Principal Financial Officer)	June 28, 2016

By:	/s/ Audra L. Taylor Audra L. Taylor	Vice President and Chief Accounting Officer of the Registrant (Principal Accounting Officer)	June 28, 2016

By:	* Michael L. Watts	Chairman of the Board and Director of the Registrant	June 28, 2016

By:	* Sara R. Dial	Director of the Registrant	June 28, 2016

By:	* Jeffrey S. Goble	Director of the Registrant	June 28, 2016

By:	* James J. Martell	Director of the Registrant	June 28, 2016

By:	* Stephen A McConnell	Director of the Registrant	June 28, 2016

By:	* Frederick G. McNamee, III	Director of the Registrant	June 28, 2016

By:	* Kimberly J. McWaters	Director of the Registrant	June 28, 2016

By:	* Lawrence Trachtenberg	Director of the Registrant	June 28, 2016

*By:	/s/ Mark E. Funk Mark E. Funk Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 28, 2016.

MOBILE MINI I, INC.

MOBILE MINI DEALER, INC.

A ROYAL WOLF PORTABLE STORAGE, INC.

TEMPORARY MOBILE STORAGE, INC.

MOBILE STORAGE GROUP, INC.

MSG INVESTMENTS, INC.

A BETTER MOBILE STORAGE COMPANY

GULF TANKS HOLDINGS, INC.

WATER MOVERS, INC.

EVERGREEN TANK SOLUTIONS, INC.

(Registrants)

By:	/s/ Erik Olsson
Erik Olsson President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of the Registrants listed above hereby appoint Mark E. Funk as attorney-in-fact for the undersigned, with full power of substitution and resubstitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Erik Olsson Erik Olsson	President, Chief Executive Officer and Director of the Registrants (Principal Executive Officer)	June 28, 2016

By:	/s/ Mark E. Funk Mark E. Funk	Executive Vice President, Chief Financial Officer and Director of the Registrants (Principal Financial Officer)	June 28, 2016

By:	/s/ Audra L. Taylor Audra L. Taylor	Vice President and Chief Accounting Officer of the Registrants (Principal Accounting Officer)	June 28, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 28, 2016.

MOBILE MINI, LLC (CA) MOBILE MINI, LLC (DE) SBOX STORAGE, LLC (Registrants)

By:	/s/ Erik Olsson
Erik Olsson President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers of the Registrants listed above hereby appoint Mark E. Funk as attorney-in-fact for the undersigned, with full power of substitution and resubstitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Erik Olsson Erik Olsson	President and Chief Executive Officer of the Registrants (Principal Executive Officer) and President and Chief Executive Officer of Mobile Mini, Inc., as sole member of the Registrants	June 28, 2016

By:	/s/ Mark E. Funk Mark E. Funk	Executive Vice President and Chief Financial Officer of the Registrants (Principal Financial Officer)	June 28, 2016

By:	/s/ Audra L. Taylor Audra L. Taylor	Vice President and Chief Accounting Officer of the Registrants (Principal Accounting Officer)	June 28, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 28, 2016.

MSG MMI (TEXAS) L.P. (Registrant)

By:	/s/ Erik Olsson
Erik Olsson President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers of the Registrant listed above hereby appoint Mark E. Funk as attorney-in-fact for the undersigned, with full power of substitution and resubstitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Erik Olsson Erik Olsson	President and Chief Executive Officer of the Registrant
		(Principal Executive Officer) and President, Chief Executive Officer and Director of Mobile Storage Group, Inc., as general partner of the Registrant	June 28, 2016

By:	/s/ Mark E. Funk Mark E. Funk	Executive Vice President and Chief Financial Officer of the Registrant (Principal Financial Officer) and Director of Mobile Storage Group, Inc., as general partner of the Registrant	June 28, 2016

By:	/s/ Audra L. Taylor Audra L. Taylor	Vice President and Chief Accounting Officer of the Registrant (Principal Accounting Officer)	June 28, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 28, 2016.

MOBILE MINI FINANCE, LLC (Registrant)

By:	/s/ Erik Olsson
Erik Olsson President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers of the Registrant listed above hereby appoint Mark E. Funk as attorney-in-fact for the undersigned, with full power of substitution and resubstitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Erik Olsson Erik Olsson	President and Chief Executive Officer of the Registrant
		(Principal Executive Officer) and President and Chief Executive Officer of MSG Investments, Inc., as sole member and sole manager of the Registrant	June 28, 2016

By:	/s/ Mark E. Funk Mark E. Funk	Executive Vice President and Chief Financial Officer of the Registrant (Principal Financial Officer)	June 28, 2016

By:	/s/ Audra L. Taylor Audra L. Taylor	Vice President and Chief Accounting Officer of the Registrant (Principal Accounting Officer)	June 28, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 28, 2016.

WATER MOVERS CONTRACTING, LLC (Registrant)

By:	/s/ Erik Olsson
Erik Olsson President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers of the Registrant listed above hereby appoint Mark E. Funk as attorney-in-fact for the undersigned, with full power of substitution and resubstitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Erik Olsson Erik Olsson	President and Chief Executive Officer of the Registrant (Principal Executive Officer) and President and Chief Executive Officer of Water Movers, Inc., as sole member of the Registrant	June 28, 2016

By:	/s/ Mark E. Funk Mark E. Funk	Executive Vice President and Chief Financial Officer of the Registrant (Principal Financial Officer)	June 28, 2016

By:	/s/ Audra L. Taylor Audra L. Taylor	Vice President and Chief Accounting Officer of the Registrant (Principal Accounting Officer)	June 28, 2016

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of February 22, 2008, among Mobile Mini, Inc., Cactus Merger Sub, Inc., MSG WC Holdings Corp., and Welsh, Carson, Anderson & Stowe X, L.P. (Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 28, 2008).

2.2+	Stock Purchase Agreement dated as of November 13, 2014 by and among Mobile Mini, Inc., each Seller listed on Annex A thereto, Gulf Tanks Holdings, Inc. and Odyssey Investment Partners, LLC. (Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 11, 2014).

3.1.1	Amended and Restated Certificate of Incorporation of Mobile Mini, Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the SEC on March 27, 1998).

3.1.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Mobile Mini, Inc., dated July 20, 2000. (Incorporated by reference to Exhibit 3.1a to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 filed with the SEC on August 14, 2000).

3.1.3	Form of Certificate of Designation, Preferences and Rights of Series C Junior Participating Preferred Stock of Mobile Mini, Inc. (Incorporated by reference to Exhibit A to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed with the SEC on December 13, 1999).

3.1.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Mobile Mini, Inc., dated June 26, 2008. (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 1, 2008).

3.1.5	Certificate of Designation of Mobile Mini, Inc. Series A Convertible Redeemable Participating Preferred Stock, dated June 26, 2008. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 1, 2008).

3.1.6

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Mobile Mini, Inc., dated September 14, 2015 (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 15, 2015).

Certificate of Incorporation, Articles of Incorporation, Articles of Organization, Certificate of Formation or Certificate of Limited Partnership, as applicable, with any amendments thereto, of the following additional registrants:

3.1.7	—Mobile Storage Group, Inc. (Incorporated by reference to Exhibit 3.24 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 9, 2011).

3.1.8	—Mobile Mini, LLC (DE) (Incorporated by reference to Exhibit 3.12 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 9, 2011).

3.1.9*	—Mobile Mini Finance, LLC.

3.1.10*	—Evergreen Tank Solutions, Inc.

3.1.11*	—Gulf Tanks Holdings, Inc.

3.1.12*	—Sbox Storage, LLC.

3.1.13	—Mobile Mini I, Inc. (Incorporated by reference to Exhibit 3.14 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 9, 2011).

3.1.14	—Mobile Mini Dealer, Inc. (Incorporated by reference to Exhibit 3.8 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 9, 2011).

3.1.15*	—Water Movers, Inc.

3.1.16*	—Water Movers Contracting, LLC.

3.1.17*	—MSG MMI (Texas) L.P.

3.1.18	—MSG Investments, Inc. (Incorporated by reference to Exhibit 3.26 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 9, 2011).

3.1.19	—Mobile Mini, LLC (CA) (Incorporated by reference to Exhibit 3.10 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 9, 2011).

3.1.20	—A Better Mobile Storage Company (Incorporated by reference to Exhibit 3.22 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 9, 2011).

3.1.21	—A Royal Wolf Portable Storage, Inc. (Incorporated by reference to Exhibit 3.16 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 9, 2011).

3.1.22	—Temporary Mobile Storage, Inc. (Incorporated by reference to Exhibit 3.18 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 9, 2011).

3.2.1

Third Amended and Restated Bylaws of Mobile Mini, Inc., effective as of September 14, 2015. (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 15, 2015).

Bylaws, Limited Liability Company Agreement, Operating Agreement or Limited Partnership Agreement, as applicable, with any amendments thereto, of the following additional registrants:

3.2.2	—Mobile Storage Group, Inc. (Incorporated by reference to Exhibit 3.25 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 9, 2011).

3.2.3	—Mobile Mini, LLC (DE) (Incorporated by reference to Exhibit 3.13 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 9, 2011).

3.2.4*	—Mobile Mini Finance, LLC.

3.2.5*	—Evergreen Tank Solutions, Inc.

3.2.6*	—Gulf Tanks Holdings, Inc.

3.2.7*	—Mobile Mini I, Inc.

3.2.8	—Mobile Mini Dealer, Inc. (Incorporated by reference to Exhibit 3.9 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 9, 2011).

3.2.9*	—Water Movers, Inc.

3.2.10*	—Water Movers Contracting, LLC.

3.2.11*	—MSG MMI (Texas) L.P. (formerly known as Mobile Storage Group (Texas), L.P.).

3.2.12*	—MSG Investments, Inc.

3.2.13*	—Mobile Mini, LLC (CA).

3.2.14*	—A Better Mobile Storage Company.

3.2.15*	—A Royal Wolf Portable Storage, Inc. (formerly known as International Equipment Marketing, Inc.).

3.2.16*	—Temporary Mobile Storage, Inc.

4.1	Form of Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 of the Registrant’s Annual Report to Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 15, 2004).

4.2	Rights Agreement, dated as of December 9, 1999, between Mobile Mini, Inc. and Norwest Bank Minnesota, NA, as rights agent. (Incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed with the SEC on December 13, 1999).

4.3	Indenture, dated as of November 23, 2010, among Mobile Mini, Inc., the Guarantor parties thereto, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 29, 2010).

4.4	Indenture, dated as of May 9, 2016, by and among Mobile Mini, Inc., the subsidiary guarantors identified therein, and Deutsche Bank Trust Company Americas, as trustee, paying agent, registrar and transfer agent (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 10, 2016).

4.5	Registration Rights Agreement, dated as of May 9, 2016, by and among Mobile Mini, Inc., the subsidiary guarantors identified therein, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., BNP Paribas Securities Corp., J.P. Morgan Securities LLC, BBVA Securities Inc., and Mitsubishi UFJ Securities (USA) Inc., as initial purchasers (Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 10, 2016).

5.1*	Opinion of DLA Piper LLP (US).

10.1†	Mobile Mini, Inc. Amended and Restated 1999 Stock Option Plan, as amended through March 25, 2003. (Incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement for its 2003 Annual Meeting of Stockholders, filed with the SEC on April 11, 2003).

10.2†	Form of Stock Option Grant Agreement. (Incorporated by reference to Exhibit 10.2.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC on March 16, 2005).

10.3†	Mobile Mini, Inc. Amended and Restated Equity Incentive Plan, effective March 20, 2015. (Incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement for its 2015 Annual Meeting of Stockholders filed with the SEC on March 30, 2015).

10.4†	Employment Agreement dated as of October 15, 2008 by and between Mobile Mini, Inc. and Mark E. Funk. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 17, 2008).

10.5†	2009 Amendment to Amended and Restated Employment Agreement effective as of January 1, 2009 by and between Mobile Mini, Inc. and Mark E. Funk. (Incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 1, 2010).

10.6†	2012 Amendment to Employment Agreement effective December 21, 2012 by and between Mobile Mini, Inc. and Mark E. Funk. (Incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 1, 2013).

10.7†	Amendment No. 3 to Employment Agreement, dated April 20, 2015, by and between Mobile Mini, Inc. and Mark Funk. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 21, 2015).

10.8†	Employment Agreement dated as of December 22, 2009, by and between Mobile Mini, Inc. and Christopher J. Miner. (Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 24, 2009).

10.9†	Amendment No. 1 to Employment Agreement, effective December 21, 2012, by and between Mobile Mini, Inc. and Christopher J. Miner (Incorporated by reference to Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 1, 2013).

10.10†	Amendment No. 2 to Employment Agreement, dated April 20, 2015 by and between Mobile Mini, Inc. and Chris Miner. (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 21, 2015).

10.11†	Form of Indemnification Agreement between Mobile Mini, Inc. and its Directors and Executive Officers (Incorporated by reference to Exhibit 10.20 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed with the SEC on August 9, 2004).

10.12	ABL Credit Agreement, dated February 22, 2012, among Mobile Mini, Inc., the other borrowers and guarantors party thereto, Deutsche Bank AG New York Branch and other lenders party thereto. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 28, 2012).

10.13++	Schedules to the ABL Credit Agreement, dated February 22, 2012, among Mobile Mini, Inc., the other borrowers and guarantors party thereto, Deutsche Bank AG New York Branch and other Lenders party thereto. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on May 10, 2012).

10.14†	Amended and Restated Executive Employment Agreement, effective as of January 14, 2016, by and between Mobile Mini, Inc. and Erik Olsson. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 14, 2016).

10.15†	Form of Stock Option Agreement between Mobile Mini, Inc. and Erik Olsson. (Incorporated by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 filed with the SEC on May 10, 2013).

10.16†	Employment Agreement dated September 3, 2013, by and between Mobile Mini, Inc. and Ruth Hunter. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on April 30, 2014).

10.17†	Second Amended and Restated Employment Agreement between Mobile Mini, Inc. and Kelly Williams, dated June 4, 2014. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 10, 2014).

10.18†	Amendment No. 1 to Second Amended and Restated Employment Agreement, dated April 20, 2015 by and between Mobile Mini, Inc. and Kelly Williams. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 21, 2015)

10.19	Incremental Commitment Agreement dated as of December 10, 2014, to the ABL Credit Agreement, dated as of February 22, 2012, among Mobile Mini, Inc., the other borrowers and guarantors party thereto, the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 11, 2014).

10.20†	Employment Agreement, dated August 16, 2013, by and between Mobile Mini, Inc. and Lynn Courville (Incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 5, 2016).

10.21†	Amendment No. 1 to Employment Agreement, dated April 20, 2015, by and between Mobile Mini, Inc. and Lynn Courville (Incorporated by reference to Exhibit 10.21 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 5, 2016).

10.22	Amended and Restated ABL Credit Agreement, dated December 14, 2015, among Mobile Mini, Inc., the other borrowers and guarantors party thereto, Deutsche Bank AG New York Branch, and the other lenders party thereto (Incorporated by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 5, 2016).

10.23++	Schedules to the Amended and Restated ABL Credit Agreement, dated December 14, 2015, between Mobile Mini, Inc., Deutsche Bank AG New York Branch and the other lenders party thereto (Incorporated by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 5, 2016).

10.24	Asset Purchase Agreement, dated as of April 16, 2015, between New Acton Mobile Industries LLC and Mobile Mini, Inc. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the SEC on July 23, 2015).

10.25	Purchase Agreement, dated May 4, 2016, by and between Mobile Mini, Inc., and Deutsche Bank Securities Inc., as the representative of the several parties listed on Schedule II thereto (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 10, 2016).

10.26†	Amended and Restated Executive Employment Agreement, effective as of January 14, 2016, between Mobile Mini, Inc. and Erik Olsson (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 14, 2016).

10.27†	Amendment No. 1 to the Mobile Mini, Inc. Amended and Restated Equity Incentive Plan, effective as of March 11, 2016 (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 14, 2016).

12.1*	Computation of Ratio of Earnings to Fixed Charges.

21	Subsidiaries of Mobile Mini, Inc. (Incorporated by reference to Exhibit 21 to the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 5, 2016).

23.1*	Consent of KPMG LLP.

23.2*	Consent of DLA Piper LLP (US) (Included in Exhibit 5.1).

23.3*	Consent of Independent Valuation Firm.

24.1*	Power of Attorney of Mobile Mini, Inc.

24.2*	Power of Attorney of each of the Registrants (other than Mobile Mini, Inc.) (included on the signature pages).

25.1*	Statement of Eligibility on Form T-1.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to DTC Participants.

99.4*	Form of Letter to Beneficial Holders.

*	Filed herewith.
†	Management contract or compensatory arrangement.
+	The schedules and exhibits in this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Mobile Mini agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the Securities and Exchange Commission upon request.

++	Confidential treatment has been granted for certain portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential information has been omitted and filed separately with the Securities and Exchange Commission.